SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of October 4, 2021, is entered into by and among SunPower Corporation, a Delaware corporation (together with its successors, “SunPower”), Falcon Acquisition HoldCo, Inc., a Delaware corporation (together with its successors, “AcquisitionCo,” and collectively with SunPower, “Purchaser”), Peterson Partners VII, L.P., a Delaware limited partnership, Jenny Lynn Lee, as Trustee of The Keyhole Canyon Trust, dated July 28, 2021, Michael R. Cahill, as Trustee of The Skein Trust, dated July 13, 2021, Michael R. Cahill, as Trustee of The Gosling Trust, dated July 13, 2021, Jeffrey Lee, Benjamin Peterson and Michael Rands (collectively, “Principal Sellers”), The Church of Jesus Christ of Latter-day Saints, a Utah corporation sole (the “Charitable Seller,” and collectively with Principal Sellers, “Sellers”), and Peterson Partners VII, L.P., a Delaware limited partnership, solely in its capacity as Sellers’ representative (“Seller Representative”). Purchaser, Sellers and Seller Representative are each referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Sellers collectively own all of the issued and outstanding membership interests (collectively, the “Blue Raven Interests”), of Blue Raven Solar Holdings, LLC, a Delaware limited liability company (“Blue Raven”), and each Seller owns that number of Blue Raven Interests set forth opposite such Seller’s name on Exhibit A;

WHEREAS, Peterson Partners VII, L.P., Benjamin Peterson, and Michael Rands collectively own all of the issued and outstanding membership interests of Albatross Software, LLC, a Delaware limited liability company (“Albatross” and together with Blue Raven and each of the subsidiaries of Blue Raven, the “Company”), and each such Seller desires to sell that number of membership interests of Albatross set forth opposite such Seller’s name on Exhibit A, such interests representing thirty-five percent (35%) of the issued and outstanding membership interests of Albatross (collectively, the “Albatross Interests” and together with the Blue Raven Interests, the “Interests”); and

WHEREAS, subject to the terms and conditions set forth herein, Sellers desire to sell and transfer to Purchaser all of the Interests in exchange for the consideration described herein, and Purchaser desires to acquire the Interests from Sellers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
CERTAIN INTERPRETIVE MATTERS

Section 1.1    Certain Definitions. In addition to the terms defined elsewhere herein, the following capitalized terms have the meanings specified or referred to in this Section 1.1:

“2022 Contingent Payment” has the meaning set forth in Section 2.5(b).

“Closing Statement” has the meaning set forth in Section 2.4(b).

“Accounting Principles” means the accounting principles, practices, policies, methodologies and illustrative calculations of Closing Net Working Capital and revenue set forth on Exhibit B hereto.

“Adjusted Closing Escrow Amount” means the Escrow Amount less the pro rata portions of the Escrow Account attributable to each of The Skein Trust, the Gosling Trust, and Michael Rands, as set
forth in the Funds Flow Memorandum.

“Adjustment Escrow Amount” means $1,000,000.

“Affiliate” means (a) with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person, or (b) as to any Person that is a natural Person, any such Person’s spouse, parents, children and siblings, whether by blood, adoption or marriage, or any trust or similar entity for the benefit of any of the foregoing Persons. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affordable Care Act” has the meaning set forth in Section 3.14(j).

“Agreement” has the meaning set forth in the Preamble.

“Albatross” has the meaning set forth in the Recitals.
“Albatross Interests” has the meaning set forth in the Recitals.

“Albatross IP License Agreement” means that certain intellectual property agreement to be entered into between Albatross and Purchaser in the form attached hereto as Exhibit C.

“Amended and Restated Albatross LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement to be entered into by and among Peterson Partners, Ben, Michael Rands and the Purchaser, in the form attached hereto as Exhibit J.

“Ancillary Agreements” means all Interest Assignments, the Escrow Agreement, the Escrow Contribution Agreements, the Albatross IP License Agreement and the Amended and Restated Albatross LLC Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 3.20(a).

“Ben” means Benjamin Peterson, an individual residing in Lehi, Utah.

“Blue Raven” has the meaning set forth in the Recitals.

“Blue Raven Interests” has the meaning set forth in the Recitals.

“BTJD” has the meaning set forth in Section 10.20(a).

“Business” means the distribution of photovoltaic power generation through the sale and/or installation of residential rooftop photovoltaic solar systems.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in Salt Lake City, Utah.

“Cash” means the aggregate amount of all cash and cash equivalents of Blue Raven determined in accordance with the Accounting Principles, which shall be net of the aggregate amount of all issued but uncleared checks and drafts issued by Blue Raven to the extent such amounts are not included as current liabilities in the calculation of Closing Net Working Capital, whether or not historically accounted for in Cash in accordance with the Accounting Principles.

“Cause” will be deemed to exist, as to each of Ben or Michael Rands, respectively, upon: (i) any misuse or misappropriation by him of the funds, assets or property of SunPower, Blue Raven or its Affiliate for any personal or other improper purpose; (ii) any act of fraud, material dishonesty, theft or embezzlement by him in connection with the business of the Company; (iii) any act of moral turpitude, material dishonesty, fraud by or felony conviction of him whether or not such acts were committed in connection with the business of SunPower or Blue Raven or any of their Affiliates that would reasonably be expected to be materially injurious to the financial condition or business reputation of SunPower or Blue Raven or any of their Affiliates; (iv) any willful failure by him to substantially perform the lawful instructions of the person(s) to whom he reports that are consistent with and appropriate for his position (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by SunPower or Blue Raven to him of such failure; (v) any willful or gross misconduct in connection with his duties to SunPower or Blue Raven which, in the reasonable good faith judgment of the SunPower Board, would reasonably be expected to be materially injurious to the financial condition or business reputation of SunPower or Blue Raven or any of their Affiliates; (vi) his failure to cooperate in any audit or investigation of the business or financial practices of SunPower or Blue Raven or any of their subsidiaries; (vii) any willful failure to follow any material policy of Blue Raven or SunPower; or (viii) any willful and material breach of any other agreement with SunPower or Blue Raven, or a willful and material violation of SunPower’s code of conduct or other written policy; provided that no termination shall be for “Cause” under subsections (iii), (iv), (v), (vi), (vii) or (viii) unless the employee to which it relates has been provided with written notice of the circumstances alleged to constitute “Cause” and fails to cure such circumstances within 10 days of receiving such written notice. No act or failure to act will be considered willful (A) unless it is done or omitted to be done based on the applicable employee’s reasonable belief that his action or omission was in the best interest of SunPower or (B) if done or omitted to be done based on advice of counsel or at the direction of, or with the written consent or approval of, the SunPower Board.

“Change in Control” means (i) a sale of all or substantially all of the assets of a Person, (ii) any merger, consolidation, or other business combination transaction of a Person with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of such Person outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity or a parent thereof) a majority of the total voting power represented by the shares of voting capital stock of such Person (or the respective surviving entity or parent thereof) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of a Person, (iv) one or more contested elections of members of the board of directors of a Person during a period of twenty-four (24) consecutive months, as a result of which or in connection with which the persons who were members of the board before the first of such elections or their nominees cease to constitute a majority of the board of directors of such Person, or (v) a dissolution or liquidation of a Person.

“Charitable Seller” has the meaning set forth in the Preamble.

“Charitable Transfer Agreement” means that certain Assignment of Membership Units, dated October 1, 2021, in which the Charitable Seller acquired membership units in Blue Raven.

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash Payment” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Net Working Capital” means (a) the aggregate amount of current assets of Blue Raven (excluding intercompany receivables and deferred Tax assets, but including Cash), minus (b) the aggregate amount of current liabilities of Blue Raven (excluding intercompany payables, deferred Tax liabilities, the Deferred Service Provider Payments, the Contingent Purchase Consideration, and Transaction Expenses to the extent reducing the Initial Cash Payment). The current assets and current liabilities of Blue Raven, and all inclusions and exclusions with respect thereto, shall be determined as of the Reference Time in accordance with the Accounting Principles. Further, Closing Net Working Capital shall be adjusted in accordance with the Accounting Principles.

“Closing Statement” has the meaning set forth in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.15(c).

“Company” has the meaning set forth in the Recitals.

“Company Intellectual Property” means all Owned Intellectual Property and all Company Licensed IP.

“Company Licensed IP” means all Intellectual Property licensed to the Company pursuant to an IP License including the Albatross IP License Agreement.

“Company Products” means all products and services that have been or are currently offered, distributed, sold, leased, installed or under development in any material respect by the Company.

“Competition Authorities” means Governmental Authorities responsible for enforcing Competition Laws.

“Competition Laws” means the HSR Act and all other Laws regarding competition.

“Confidential Information” means, with respect to a Person, any information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”) that relates to such Person’s business, including any trade secrets or confidential business or technical information of such Person or its products, customers, licensees, suppliers or development or alliance partners or vendors, regardless of when or how such Person may have acquired such information, product development methods and business techniques, work plans, formulas, test results and information, applications, algorithms, technical information, manufacturing information, design information, cost or pricing information, know-how, technology, prototypes, ideas, inventions, improvements, training, sales volume service and business manuals, unpublished promotional materials, development partnerships and other alliances, customer lists, prospective customer lists and other business information, materials and property; provided, however, that Confidential Information will not include information that (a) has become generally available and publicly known through no wrongful act or breach of any obligation of confidentiality by any of the Parties or any of their Affiliates or any of their respective employees, officers, directors, managers, representatives or agents or (b) was approved in writing for release by the Person whose Confidential Information it otherwise would be.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 8, 2020, by and between SunPower and Blue Raven.

“Consent” means any notice to, any filing, registration, designation or declaration with, or any authorization, consent, waiver or approval of, any Governmental Authority or other Person.

“Contest” has the meaning set forth in Section 7.6.

“Contingent Purchase Consideration” means the payments to be made to The Skein Trust, The Gosling Trust, and Michael Rands, respectively, in accordance with the terms of this Agreement and in the amounts set forth on Exhibit E attached hereto.

“Contracts” means any agreement, contract, lease, license, commitment, obligation, mortgage, note, bond, guaranty, loan or credit agreement, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“COVID-19 Measures” means (i) any Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority related to or in response to the COVID- 19 Pandemic, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar directives, guidelines or recommendations, and (ii) the reversal or discontinuation of any of the foregoing.

“COVID-19 Pandemic” means the novel strain of coronavirus (SARS-Cov-2) (including all additional variations and strains thereof) and its disease commonly known as COVID-19, which was declared to be a global pandemic by the World Health Organization on March 11, 2020.

“D&O Indemnified Persons” has the meaning set forth in Section 6.4.

“Data Protection Laws” means all applicable Laws pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer in the United States of America, and elsewhere in the world, including but not limited to the Telephone Consumer Protection Act (“TCPA”), Gramm-Leach-Bliley Act (GLBA), and the Fair Credit Reporting Act (FCRA).

“Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Privacy Policies; (iii) terms of any Contracts relating to the Company’s collection, use, storage, disclosure, or crossborder transfer of Personal Data; (iv) frameworks or obligations voluntarily adopted by the Company; and (v) industry standards and/or codes-of-conduct to which the Company is bound or apply in the respective industries in which Company operates, and which govern the collection, use, storage, disclosure, or crossborder transfer of Personal Data.

“Deal Communications” has the meaning set forth in Section 10.20(d).

“Deferred Service Provider Payments” means the payments to be made to individuals pursuant to the Retention Bonus Agreements in accordance with the terms of such agreement and in the amounts set forth on Exhibit D attached hereto. Deferred Service Provider Payments shall not be considered part of the Purchase Price except to the extent forfeited amounts are paid to Sellers pursuant to Section 2.5(a).

“Direct Claim” has the meaning set forth in Section 9.6.

“Disclosure Schedules” means the disclosure schedules attached hereto corresponding to the applicable sections hereof. References herein to “Schedule __” (with the applicable section number inserted in place of the “__”) refer to sections of the Disclosure Schedules.

“Dispute Notice” has the meaning set forth in Section 2.4(d).

“Environmental Claim” means (a) any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Governmental Authority or other Person alleging Environmental Liabilities, and (b) any written request for information by any Governmental Authority issued under the authority of an Environmental Law.

“Environmental Laws” means all Laws relating in any way to pollution or protection of the environment (including, without limitation, ambient air, vapor, surface water, ground water, land surface or subsurface strata), management, use, preservation or reclamation of natural resources, the presence, management or Release or threatened Releases of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (but only as such Law relates to or regulates workplace exposures to Hazardous Materials), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any environmental transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies, cleanup costs, governmental response costs, natural resources damages, property damages, or personal injuries), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of or exposure to Hazardous Materials.

“Equity Securities” means any (a) shares of capital stock, membership interests, equity interests or other securities of a Person, (b) securities of a Person convertible into, exchangeable or exercisable for, shares of capital stock, membership interests, equity interests or other securities, or (c) options, warrants or other rights to purchase or acquire from a Person, or obligations of a Person to issue, any equity securities referred to in clauses (a) and (b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Escrow Account” means a bank account designated in writing by the Escrow Agent, into which the Escrow Amount will be deposited at the Closing.

“Escrow Agent” means JPMorgan Chase Bank, N.A., as the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit F, between the Parties and Escrow Agent.

“Escrow Amount” means an amount equal to the Adjustment Escrow Amount plus the Indemnification Escrow Amount.

“Escrow Contribution Agreements” means the Escrow Contribution Agreements, substantially in the form attached hereto as Exhibit K-1 and Exhibit K-2.

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Closing Cash Payment” has the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.4(a).

“Excess” has the meaning set forth in Section 2.4(f).

“Exported Control Laws” has the meaning set forth in Section 3.22(b).

“FCPA” has the meaning set forth in Section 3.20(a).

“Financial Statements” means (a) the audited consolidated financial statements (balance sheet, statement of operations and statement of cash flows) of Blue Raven and its subsidiaries for the fiscal years ended December 29, 2019 and January 3, 2021, and (b) the unaudited consolidated financial statements (balance sheet, statement of operations and statement of cash flows) of Blue Raven and its subsidiaries for the period beginning January 4, 2021 and ended on the Latest Balance Sheet Date (the financial statements described in clause (b), the “Unaudited Financial Statements”).

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Existence and Power; Limited Liability Company Records), Section 3.3 (Capitalization; Subsidiaries), Section 3.5 (Taxes), Section 3.24 (Finders’ Fees), Section 4.1 (Representations of Principal Sellers) (other than Section 4.1(b)(ii), Section 4.1(d) and Section 4.1(f)), and Section 4.2 (Representations of Chartable Seller) (other than Section 4.2(b)(ii) and Section 4.2(d)).

“Funds Flow Memorandum” has the meaning set forth in Section 2.2.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis.

“Good Reason” shall mean, in the absence of the prior written consent of Ben or Michael Rands, as applicable, (i) a material diminution in such person’s position, duties, authority, or responsibilities (other than temporarily while physically or mentally incapacitated, while being investigated by Blue Raven or SunPower, or as required by applicable law); (ii) a material reduction of base salary or bonus opportunity, excluding a reduction that is applied to substantially all of SunPower’s other similarly situated employees; provided however that for purposes of this clause (ii) whether a reduction in a bonus opportunity has occurred shall be determined without regard to any actual bonus payments made to such person; (iii) relocation of such person’s primary workplace (A) beyond a 25-mile radius from such workplace, and (B) no closer to their permanent residence immediately prior to such workplace relocation; provided however that being required to work from home or at another primary workplace due to a government mandated order shall not constitute a relocation for these purposes; or (iv) any material breach by SunPower of this Agreement or its offer letter with Ben or Michael Rands, as applicable; provided, however, that such person’s termination of employment shall not be deemed to be for Good Reason unless (A) he has notified SunPower in writing describing the occurrence of one or more Good Reason events within thirty (30) days of such occurrence, (B) SunPower fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice and (C) the termination of employment occurs within twenty (20) days following the expiration of SunPower’s cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived.

“Governmental Authority” means any (a) federal, state, local, municipal, foreign, international, multinational or other government or government body (including any political and any governmental or quasi governmental authority of any nature (including any political subdivision, department, commission, board, agency, bureau, governmental agency, branch, department, official or entity, any court or other tribunal or any other regulatory, administrative or judicial authority thereof); (b) any public international organization (e.g. United Nations, World Bank or International Monetary Fund, (c) mediator, arbitrator or arbitral body; or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature. For the purposes of Section 3.20, the definition of Governmental Authority includes any corporation, legal entity, or commercial enterprise owned or controlled (in whole or in part) by any Governmental Authority as defined above.

“Government Official” means: (i) any officer, director, or employee (elected, appointed, or career) of any Governmental Authority, or any person acting in an official capacity for or on behalf of any Governmental Authority, or any Close Family Member thereof; and (ii) any political party, party official, or candidate for political office, or any Close Family Member thereof. The term “Close Family Member” refers to any immediate relative (any spouse, civil union partner, parent, child, sibling, grandparent, or grandchild).

“Hazardous Materials” means any chemical, material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive,” “harmful” or words of similar meaning or effect, including petroleum and its by-products, asbestos or materials containing same, polychlorinated biphenyls or materials containing same, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, the following obligations of the Company (a) the principal, accrued interest and other payment obligations (including any prepayment premiums, penalties or termination fees payable as a result of the consummation of the transactions contemplated herein) in respect of (i) indebtedness of the Company for borrowed money and (ii) any indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable, (b) all obligations of the Company for the reimbursement of any obligor on any letter of credit, surety bond, performance bond, banker’s acceptance or similar credit transaction that has been drawn and not paid, (c) all obligations of the Company to pay the deferred purchase price of property, assets or services, except trade accounts payable in the Ordinary Course, (d) all liabilities arising out of interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Company, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (f) all obligations of the Company under leases which have been or should be, in accordance with GAAP, recorded as capital leases, and (g) all guarantees by the Company of any indebtedness of any other Person of the type described in the foregoing clauses (a) through (f); provided that none of the following shall be deemed to be Indebtedness: (v) the amount of any item to the extent included in Closing Net Working Capital as a current liability, (w) trade payables and accrued expenses incurred in the Ordinary Course, (x) Transaction Expenses with respect to which the Closing Cash Payment has been correspondingly reduced, and (y) the amount of any item actually paid by Sellers under ARTICLE 7 and (z) any indebtedness of the type described in the foregoing clauses (a) through (g) owed between or among Blue Raven and any of its subsidiaries.

“Indemnification Escrow Amount” means the amount set forth on Schedule 9.2(a)(v).

“Indemnified Party” means a Person seeking indemnity under ARTICLE 9.

“Indemnifying Party” means a Person against whom claims are asserted under ARTICLE 9.

“Independent Accountant” has the meaning set forth in Section 2.4(e).

“Independent Contractor” means any Person who is not an employee of the Company and who performs services for Blue Raven, including but not limited to “setter,” “closer” or related services for the Company; provided, however, Independent Contractor shall not include the Company’s accountants, lawyers, financial advisors or other similar professional service providers.

“Initial Cash Payment” means an amount equal to (a) $145,000,000, plus, (i) the amount, if any, by which the Closing Net Working Capital exceeds the NWC Target, minus (ii) the amount, if any, by which the NWC Target exceeds the Closing Net Working Capital, and (b) decreased by (i) the amount of the Deferred Service Provider Payments that are not part of the 2022 Contingent Payment, (ii) the amount of the Contingent Purchase Consideration, and (iii) the amount of the Transaction Expenses to be paid at the Closing by Purchaser pursuant to Section 2.2(c) or unpaid by the Company prior to or at the Closing.

“Initial Press Release” has the meaning set forth in Section 10.5.

“Intellectual Property” means all worldwide rights, title and interests associated with or arising out of any intellectual property, including the following: (a) all domestic and foreign issued patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (collectively “Patents”); (b) all trade secret rights and corresponding rights in Confidential Information and other non-public information or proprietary information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (c) all copyrights, whether in published or unpublished works, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefore and corresponding rights in works of authorship (“Copyrights”); (d) all trademarks, service marks, logos, trade dress, brand names, corporate names, trade styles, trade names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (e) all internet domain names, electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the internet and all applications for any of the foregoing, internet blogs, social media pages and accounts and identifiers, usernames, registrations and passwords related to any of the foregoing (collectively, “Internet Resources”); (f) all other intellectual property rights arising from Software and Technology; (g) all rights of privacy and publicity; and (h) any and all similar, corresponding or equivalent intellectual or proprietary rights anywhere in the world (including but not limited to rights to limit the use or disclosure thereof by any Person and the right to bring suit, pursue past, current and future violations, infringements, or misappropriations, and collections).

“Interest Assignment” means a Membership Interest Assignment to be executed by each Seller in favor of Purchaser, substantially in the form attached hereto as Exhibit G.

“Interests” has the meaning set forth in the Recitals.

“Internet Resources” has the meaning set forth in the definition of Intellectual Property.

“IP License” means (a) any grant (or covenant not to assert) by the Company to another Person of or regarding any right relating to or under the Owned Intellectual Property, and (b) any grant (or covenant not to assert) by another Person to the Company of or regarding any right relating to or under any third Person’s Intellectual Property rights.

“IRS” means the U.S. Internal Revenue Service.

“Key Employee” means Ben, Joshua Neves, Michael Rands, Trevor Weed, Kent Shumway and Dane Nielsen.

“Latest Balance Sheet Date” means August 15, 2021.

“Law” means any federal, state, county, city, municipal, foreign or other governmental statute, law, rule, regulation, ordinance, order, code or requirement (including pursuant to any settlement agreement or consent decree) and any permit or license granted under any of the foregoing, or any requirement under the common law.

“Leased Real Property” has the meaning set forth in Section 3.12.

“Legal Proceeding” means any judicial, administrative, arbitration or other action, suit, proceeding (public, private, civil or criminal), demand, hearing, claim, charge, complaint, dispute, examination, inquiry, audit, investigation, injunction, hearing, Order, settlement, or enforcement proceeding, by or before any Governmental Authority.

“Liability” means any debt, liability, Tax or obligation of any kind whatsoever, whether known or unknown, asserted or unasserted, matured or unmatured, conditional or unconditional, patent or latent, liquidated or unliquidated, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due, including those arising under any Law, Contract or undertaking, whether written or oral.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, option, preemptive purchase right, easement, encumbrance, encroachment, right of way or other title defect, security interest, voting agreement or other adverse claim of any kind in respect of such property or asset.

“LLC Agreement” means (i) with respect to Blue Raven, the Fourth Amended and Restated Limited Liability Company Agreement of Blue Raven dated October 1, 2020, as amended and/or restated from time to time, and (ii) with respect to Albatross, the Amended and Restated Limited Liability Company Agreement of Albatross dated April 29, 2020, as amended and/or restated from time to time.

“Losses” means any and all out-of-pocket losses, reasonable costs, settlement payments, Liabilities, deficiencies, awards, judgments, fines, penalties, damages, reasonable expenses, deficiencies or other charges and amounts paid in settlement; provided that Losses shall not include any punitive damages, except to the extent a third party is awarded such damages (in respect of any third-party claim for which indemnification hereunder is otherwise required).

“Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts (collectively, “Effects”) that has had or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the financial condition or business, assets, liabilities or results of operations of the business of the Company, taken as a whole, or (b) a material adverse effect on the ability of Sellers to perform their respective obligations under the Agreement, other than such Effects reasonably attributable to (i) to the extent that such conditions or changes do not disproportionately adversely affect the business of the Company relative to other participants in the industries and geographic locations in which the Company participate: (A) economic conditions generally in the United States, conditions in the financial or securities markets in general or conditions in general in the industries or markets in which the Company operate; (B) changes in Laws of general applicability or interpretations thereof by courts or Governmental Authorities; (C) changes in GAAP; (D) changes in global or national political conditions, including the outbreak or escalation of war, acts of terrorism or natural disasters; or (E) the COVID-19 Pandemic or any Law, directive or guidance issued by a Governmental Authority or industry group related thereto or any change in such Law, directive or guidance or interpretation thereof following the date hereof or the Company’s compliance therewith; (ii) the announcement of this Agreement, or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees; (iii) any failure to meet projected financial performance for any period (provided that the underlying causes of such failure may be considered in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect); or (iv) any action taken by (or at the request of) Purchaser or any of its Affiliates.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.10(b).

“Material Suppliers” has the meaning set forth in Section 3.17.

“NWC Target” means negative Fifteen Million Four Hundred Forty-Four Thousand Six Hundred Eighty-Three and 77/100 Dollars (-$15,444,683.77).

“OFAC” has the meaning set forth in Section 3.22(a).

“Open Source Software” means any Software that contains, or is derived in whole or in part from, any Software that is generally available in source code form and that is distributed under a license which, by its terms, (a) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (b) does not prohibit licensees of such Software from making modifications thereto, and (c) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof), including but not limited to Software distributed under such licenses as the GNU General Public License, the GNU Lesser General Public License, the BSD License, the MIT License, the Mozilla Public License, the Apache License, the Common Public License and any other licenses approved as Open Source licenses under the Open Source Definition of the Open Source Initiative (see https://opensource.org/osd and http://opensource.org/licenses/alphabetical).

“Order” means any judgment, injunction, award, order, ruling, charge, writ, settlement (including any Assurance of Voluntary Compliance), stipulation, penalty, determination, assessment or decree (including a consent decree) that is issued by or involves a Governmental Authority.

“Ordinary Course” means the ordinary course of the business of the Company, as applicable, consistent with past practices and customs, and shall be deemed to include reasonable actions (or inactions) taken by the Company in response to conditions arising from the COVID-19 Pandemic, including in response to any COVID-19 Measures.

“Organizational Documents” means the certificate of incorporation and the bylaws of a corporation, the certificate of formation and the limited liability company agreement of a limited liability company or any charter or similar organizational or formation document adopted or filed in connection with the creation, formation or organization of a Person and any amendment to any of the foregoing.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by, or exclusively licensed to, the Company.

“Party(ies)” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permit” means any permit, license, approval, order, concession, clearance, registration, certificate, franchise, qualification, consent or authorization issued by a Governmental Authority or accrediting organization.

“Permitted Liens” means (a) Liens for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings by the Company and, in each case, for which adequate reserves have been established in the Financial Statements in accordance with GAAP, consistent with past practice (b) any mechanics’, workmen’s, repairmen’s and other similar statutory Liens arising or incurred in the Ordinary Course in respect of obligations that are not overdue, (c) Liens affecting the Leased Real Property arising from easements, easement agreements, rightsof- way, restrictions, or minor title defects (whether or not recorded) that do not detract materially from the value of the property subject thereto or materially impair the use of the property subject thereto, (d) Liens, trusts or deposits under worker’s compensation, unemployment insurance and other similar statutory obligations; (e) Liens or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course, and (f) Liens set forth on Schedule 1.1.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority or other entity or organization.

“Personal Data” has the same meaning as the terms “personal data,” “personal information,” or the equivalent under the applicable Data Protection Requirement.

“Peterson Partners” means Peterson Partners VII, L.P., a Delaware limited partnership, and its Affiliates, employees, officers, directors, co-investors, managers, general partners, limited partners, operating partners, financing sources or lenders (each a “Peterson Representative”).
“Plans” has the meaning set forth in Section 3.14(a).

“Post-Closing Tax Period” means any Tax period (or portion thereof) that is not a Pre- Closing Tax Period or a Straddle Period.

“PPP Loan” means that certain Promissory Note, dated April 15, 2020, by and between JP Morgan Chase Bank, N.A. and Blue Raven, pursuant to which Blue Raven borrowed $3,166,330 through the U.S. Small Business Administration’s Paycheck Protection Program.

“Pre-Closing Tax Period” means any Tax period ending before the Closing Date (and the portion of any Straddle Period ending before the Closing Date).

“Principal Sellers” has the meaning set forth in the Preamble.

“Privacy Policies” means all published, posted and internal policies, procedures, agreements and notices relating to the Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“Privileged Deal Communications” has the meaning set forth in Section 10.20(d).

“Purchase Price” means an amount equal to (a) the Initial Cash Payment, plus (b) the forfeited amount of the Deferred Service Provider Payments paid to Sellers pursuant to Section 2.5(a), plus (c) the Contingent Purchase Consideration, plus (d) the 2022 Contingent Payment, if any.

“Purchaser Material Adverse Effect” means any Effects that has had or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the financial condition or business, assets, liabilities or results of operations of the business of Purchaser, taken as a whole, or (b) a material adverse effect on the ability of Purchaser to perform its obligations under the Agreement, other than such Effects reasonably attributable to (i) to the extent that such conditions or changes do not disproportionately adversely affect the business of Purchaser relative to other participants in the industries and geographic locations in which Purchaser participate: (A) economic conditions generally in the United States, conditions in the financial or securities markets in general or conditions in general in the industries or markets in which Purchaser operate; (B) changes in Laws of general applicability or interpretations thereof by courts or Governmental Authorities; (C) changes in GAAP; (D) changes in global or national political conditions, including the outbreak or escalation of war, acts of terrorism or natural disasters; or (E) the COVID-19 Pandemic or any Law, directive or guidance issued by a
Governmental Authority or industry group related thereto or any change in such Law, directive or guidance or interpretation thereof following the date hereof or Purchaser’s compliance therewith; (ii) the announcement of this Agreement, or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees; (iii) any failure to meet projected financial performance for any period (provided that the underlying causes of such failure may be considered in determining whether there has been, or is reasonably likely to be, a Purchaser Material Adverse Effect); or (iv) any action taken by (or at the request of) Principal Sellers.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Purchaser Return” has the meaning set forth in Section 7.2(b).

“Real Property Leases” has the meaning set forth in Section 3.12.

“Reference Date” has the meaning set forth in Section 2.3.

“Registered Intellectual Property” means all of the following Intellectual Property, which is included in the Owned Intellectual Property: (a) issued Patents and pending applications for Patents, (b) domain names and social media accounts, (c) registered Trademarks and pending applications for registration of Trademarks, and material unregistered Trademarks, and (d) registered Copyrights and pending applications for registration of Copyrights.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment (including, without limitation, ambient air, vapor, surface water, groundwater and surface or subsurface strata) or any natural or man-made structure or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representative Losses” has the meaning set forth in Section 10.1(e).
“R&W Insurance Policy” means the representations and warranties insurance policy (together with all incremental layers and policies, as applicable) obtained by Purchaser in connection with the transactions contemplated hereby, substantially in the form attached hereto as Exhibit I.

“Retention Bonus Agreements” means those certain Retention Bonus Agreements provided to the Blue Raven employees and service providers listed on Exhibit D providing for payments in the amounts set forth next to such individuals’ names on Exhibit D.

“Returns” means any report, return, document, declaration or other information or filing, including any amendments thereto, supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, claims for refund and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Revenue Statement” has the meaning set forth in Section 2.5(b).

“Review Period” has the meaning set forth in Section 2.4(c).

“Sanctioned Country” has the meaning set forth in Section 3.22(a).

“Sanctioned Persons” has the meaning set forth in Section 3.22(a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or (c) any successor Governmental Authority to the Governmental Authorities described in clauses (a) and (b) of this definition or any other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Scheduled Intellectual Property” has the meaning set forth in Section 3.13(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

“Seller Representative” has the meaning set forth in the Preamble.

“Seller Representative Expense Fund” has the meaning set forth in Section 10.1(d).

“Seller Representative Expense Fund Amount” means an amount in cash equal to $250,000.

“Seller Tax Obligations” means (a) the Taxes of Sellers and (b) the Taxes of Blue Raven and its subsidiaries for any Pre-Closing Tax Period, including any Taxes of Blue Raven and its subsidiaries as a result of the transactions contemplated by this Agreement (other than Taxes described in Section 7.7(a)); provided that Seller Tax Obligations shall not include any such Taxes that were taken into account in the final determination of the Closing Net Working Capital.

“Sellers” has the meaning set forth in the Preamble.

“Shortfall” has the meaning set forth in Section 2.4(f).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source or object code; (b) databases and compilations in any form, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and (d) all related documentation, user manuals, training materials, developer notes, comments and annotations related to any of the foregoing.

“Straddle Period” means any taxable year or period beginning before the Closing Date and ending on or after the Closing Date.

“SunPower” has the meaning set forth in the Preamble.

“SunPower Board” means the Board of Directors of SunPower.

“Tax” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, tariffs, capital, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, gross margins, personal property, payment in lieu of or other tax of any kind whatsoever (including any fee or penalty for the failure to file or timely file any Return), and sales, use, transfer, ad valorem, registration, value added, alternative or add-on minimum, goods and services, municipal, estimated, or other tax, import duty, fee, levy or other assessment of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty, or addition thereto, (b) liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, (c) Liability under any state abandonment or unclaimed property, escheat or similar Law, and (d) Liability for the payment of any amounts of the type described in clause (a), (b) or (c) of this sentence as a result of being a transferee of or successor to any person, as a result of any express or implied obligation to indemnify any other person, as a result of the operation of applicable Law or otherwise.

“Tax Statement” has the meaning set forth in Section 7.2(b).

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Third Party Claims” has the meaning set forth in Section 9.5(a).

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means any and all (whether or not disclosed) of the following: (a) unpaid costs, fees, charges and expenses incurred by the Company in connection with or related to the authorization, preparation, negotiation, execution, consummation and performance of this Agreement and the transactions contemplated hereby or the auction or similar process that resulted in or preceded the execution and delivery of this Agreement, including all legal fees, accounting, management, professional or other similar fees and investment banking fees and expenses, (b) sale, transaction, retention, change in control or similar bonuses, severance payments and other employee-related change in control payments payable by the Company as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes associated therewith) as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement, other than the Deferred Service Provider Payments, (c) one half of any fee of the Escrow Agent, (d) the Transaction Insurance Premiums and (e) the Seller Representative Expense Fund Amount.

“Transaction Insurance Premiums” means $534,005.00.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time.

“WARN” has the meaning set forth in Section 3.15(a).

Section 1.2    Certain Interpretive Matters.

(a)    Unless the context requires otherwise, (i) all references to Sections, Articles, Exhibits, or Schedules are to the Sections, Articles, Exhibits, or Schedules of or to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (iii) words in the singular include the plural and vice versa, (iv) all references to $ or dollar amounts will be to lawful currency of the United States, (v) to the extent the term “day” or “days” is used, it will mean calendar days unless Business Days are specified, (vi) the pronoun “his” refers to the masculine, feminine and neuter (and vice versa), the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article, or other subdivision, (vii) the term “including” means “including without limitation,” and (viii) any reference to any Law is a reference to it as amended, modified and supplemented from time to time and to (A) any successor provision and (B) the rules and regulations promulgated thereunder).

(b) All references to the “Knowledge of Sellers” or to words of similar import will be deemed to mean the actual knowledge of the Persons listed on Schedule 1.2(b), and the knowledge such Person would reasonably be expected to have had after reasonable investigation.

(c) All references to the “Knowledge of Purchaser” or to words of similar import will be deemed to mean the actual knowledge of the Persons listed on Schedule 1.2(c), and the knowledge such Person would reasonably be expected to have had after reasonable investigation.

ARTICLE 2
SALE AND PURCHASE; CLOSING

Section 2.1    Purchase and Sale of Interests. In reliance upon the representations and warranties contained herein, and subject to the terms and conditions hereof, at the Closing each Seller shall sell, assign, transfer, convey and deliver to AcquisitionCo the Interests owned by such Seller, and Purchaser shall purchase from each Seller the Interests owned by such Seller.

Section 2.2    Purchase Price; Closing Payments. In consideration of the sale of the Interests to Purchaser, on the Closing Date, Purchaser shall pay the following:

(a)    pay or deliver (or cause to be paid or delivered) to Sellers the Estimated Closing Cash Payment (as defined below) less the Adjusted Closing Escrow Amount (the “Closing Cash Payment”), by wire transfer of immediately available funds in accordance with the wiring instructions provided by Sellers at least one (1) Business Day prior to the Closing Date. The Closing Cash Payment shall be allocated among Sellers and Transaction Expenses shall be paid as set forth in the Funds Flow Memorandum attached hereto as Exhibit H (the “Funds Flow Memorandum”);

(b)    deposit (or cause to be deposited) the Adjusted Closing Escrow Amount with the Escrow Agent to be held in escrow in accordance with the terms of the Escrow Agreement; and

(c)    pay or deliver (or cause to be paid or delivered) all Transaction Expenses, to be paid by Purchaser as specified in the Estimated Closing Statement.

Section 2.3    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Bennett Tueller Johnson & Deere in Salt Lake City, Utah or at such other location (or virtually through electronic transfer) as the parties hereto may agree on the date of this Agreement (the “Closing Date”) simultaneously with the execution of this Agreement. The Closing shall be deemed to have occurred at 12:01 a.m. Mountain Time on the Closing Date (the “Reference Time”).

Section 2.4    Initial Cash Payment Adjustment.

(a)    Seller Representative shall prepare and deliver to Purchaser an estimated closing statement of the Company as of the Closing Date (the “Estimated Closing Statement”), which Estimated Closing Statement sets forth Principal Sellers’ good faith calculation, together with all schedules and data as may be appropriate to support such calculation of its good faith estimate of: (i) the Closing Net Working Capital (the “Estimated Net Working Capital”), prepared in accordance with the Accounting Principles and in the same manner as was used to prepare the illustrative calculation set forth thereon, and (ii) the Transaction Expenses to be paid by Purchaser pursuant to Section 2.2(c) or unpaid by the Company prior to or at the Closing (the “Estimated Transaction Expenses”); and, based on such estimates, a calculation of the Initial Cash Payment (the “Estimated Closing Cash Payment”).

(b)    No later than sixty (60) days following the Closing Date, Purchaser will prepare and deliver, or cause to be prepared and delivered, to Seller Representative a statement (the “Closing Statement”) showing, in reasonable detail, its good faith calculation of: (i) the actual Closing Net Working Capital, prepared in accordance with the Accounting Principles, and (ii) actual Transaction Expenses.

(c)    Following receipt of the Closing Statement, Seller Representative and his accountants will be afforded a period of thirty (30) days to review the Closing Statement and related calculations of the items set forth therein (the “Review Period”). Purchaser will provide Seller Representative and his accountants reasonable access, at reasonable times during normal business hours and following reasonable notice to Purchaser, to all books, records, work papers, written procedures and applicable personnel used to prepare the Closing Statement to the extent reasonably necessary to enable Seller Representative to conduct a sufficient review of the Closing Statement and verify Purchaser’s calculations of the items set forth on the Closing Statement.

(d)    If Seller Representative disagrees with Purchaser’s calculation of any items set forth in the Closing Statement, Seller Representative may, within the Review Period, deliver a written notice (the “Dispute Notice”) to Purchaser providing reasonable detail of the reason for any disagreement, and setting forth Seller Representative’s calculation of such amount. If no Dispute Notice is received by Purchaser on or prior to the expiration of the Review Period, then the Closing Statement (and the items set forth therein) as originally delivered by Purchaser will be deemed to have been accepted by Seller Representative and will become final and binding upon the Parties.

(e)    If a Dispute Notice has been properly and timely delivered pursuant to Section 2.4(d), Seller Representative and Purchaser will, during the thirty (30) calendar days following such delivery, use their commercially reasonable efforts to reach an agreement on the disputed items or amounts in order to resolve any disputed items in the Dispute Notice. If during such period, Seller Representative and Purchaser are unable to reach such an agreement, they will promptly thereafter cause a nationally recognized, mutually acceptable third-party accounting firm (the “Independent Accountant”) to review the relevant portions of this Agreement and the disputed items or amounts set forth in the Dispute Notice. Such calculation will be made by the Independent Accountant in accordance with this Agreement. The Independent Accountant will deliver to Seller Representative and Purchaser, as promptly as practicable (and Seller Representative and Purchaser will use their respective reasonable efforts to cause the Independent Accountant to deliver such report no later than thirty (30) calendar days from the date of engagement of the Independent Accountant), a report setting forth its calculation of the items in dispute;
provided that the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. Such report will be final and binding upon the Parties, absent manifest error. The cost of any such review and report by the Independent Accountant will be paid on a proportionate basis by Seller Representative, on the one hand, and Purchaser on the other hand, based on the percentage which the portion of the contested amount not awarded to such Party bears to the amount contested by such Party, as finally determined by the Independent Accountant.

(f)    If, after the final determination of all of the items set forth in the Closing Statement pursuant to the terms of this Section 2.4, the actual Closing Cash Payment calculated using the actual Closing Net Working Capital and the actual Transaction Expenses as so finally determined is less than the Estimated Closing Cash Payment (the amount equal to such difference, the “Shortfall”), Purchaser shall be entitled to a payment from the Escrow Account in an amount equal to the Shortfall. Purchaser and Seller Representative shall promptly execute joint written instructions to the Escrow Agent instructing the Escrow Agent to pay such amount to Purchaser out of the Escrow Account and to release the remainder of the funds held in the Escrow Account, if any, to Sellers in accordance with their respective pro rata share as set forth in the Funds Flow Memorandum pursuant to the joint written instructions. To the extent the Shortfall is in excess of the funds held in the Escrow Account, Principal Sellers, in accordance with their respective pro rata shares as set forth in the Funds Flow Memorandum, shall promptly pay the difference to Purchaser in immediately available funds to an account designated by Purchaser at such time. If, after the final determination pursuant to the foregoing, the actual Closing Cash Payment calculated using the actual Closing Net Working Capital and actual Transaction Expenses as so finally determined is greater than or equal to the Estimated Closing Cash Payment (the amount equal to such difference, the “Excess”), (i) Purchaser and Seller Representative shall promptly execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release the entire Adjustment Escrow Amount to Sellers in accordance with their respective pro rata shares as set forth in the Funds Flow Memorandum and (ii) Purchaser shall promptly pay the Excess to Sellers in immediately available funds in accordance with their respective pro rata shares as set forth in the Funds Flow Memorandum. Any amounts paid to any Party pursuant to this Section 2.4(f) will be deemed adjustments to the Purchase Price.

(g)    Any payment pursuant to this Section 2.4 will be made as soon as practicable, but in no event more than five (5) Business Days after the amounts in respect of such payments have been finally determined.

Section 2.5    Deferred Service Provider Payments; Contingent Purchase Consideration; 2022 Contingent Payment. In addition to the Closing Cash Payment, Purchaser agrees to pay the Deferred Service Provider Payments, the Contingent Purchase Consideration, and the 2022 Contingent Payment in accordance with this Section 2.5, as follows:

(a)    Deferred Service Provider Payments. Purchaser shall pay to Blue Raven and Blue Raven shall pay or cause to be paid the Deferred Service Provider Payments to each individual entitled to payment thereof in the amounts, on the dates and subject to the terms set forth in the respective Retention Bonus Agreements. In the event that any such individual is no longer providing services to Blue Raven such individual shall forfeit the right to receive any payments that otherwise would have been made subsequent to the date such individual ceased being employed by Blue Raven. All such forfeited amounts shall be owed to Sellers (and treated as part of the Purchase Price) and paid by Blue Raven on behalf of Purchaser (with funds provided by Purchaser) to Sellers Representative (for distribution to Sellers in their respective pro rata shares as set forth in the Funds Flow Memorandum) within five (5) days after the date such amounts would have otherwise been payable to such individuals, if any. Notwithstanding the foregoing, Purchaser agrees that Blue Raven may accelerate payment of the Deferred Service Provider Payments to one or more individuals upon the prior written approval of Purchaser.

(b)    Contingent Purchase Consideration. Purchaser shall pay to The Skein Trust, The Gosling Trust, and Michael Rands, respectively, the Contingent Purchase Consideration subject to the terms set forth on Exhibit E. Interest shall accrue at a rate of eight and one-half percent (8.5%) per annum on the unpaid amount of the Contingent Purchase Consideration until the full amount of the Contingent Purchase Consideration has been paid to The Skein Trust, The Gosling Trust, and Michael Rands, respectively. Interest shall begin to accrue on the Closing Date, subject to the last sentence of this Section 2.5(b). If the full amount of the Contingent Purchase Consideration is not paid on or before the eighteen (18) month anniversary of the Closing Date, default interest shall accrue on the unpaid amount of the Contingent Purchase Consideration at a rate of eighteen percent (18%) per annum and shall compound on the first day of each month beginning immediately after the eighteen (18) month anniversary of the Closing Date until the full amount of the Contingent Purchase Consideration has been paid in full in accordance herewith. Payments of the Contingent Purchase Consideration will be applied first to accrued and unpaid interest and second to the amount of the unpaid Contingent Purchase Consideration. Subject to Section 2.5(d), in the event that the employment of any such executive by Blue Raven ends on or prior to the eighteen (18) month anniversary of the Closing Date, such executive shall forfeit any payments (including any accrued, but unpaid interest) that otherwise would be made on or subsequent to the date such executive ceased being employed by Blue Raven and such payment shall be retained by Purchaser.

(c)    2022 Contingent Payment.

(i)    Purchaser shall pay, and Sellers shall be entitled to receive, an additional cash payment of up to $20,000,000 (the “2022 Contingent Payment”) based on Blue Raven’s revenue for the period beginning on September 13, 2021 and ending June 19, 2022 (the “Contingent Payment Period”). The 2022 Contingent Payment will increase linearly from $0 up to a maximum of $20,000,000 upon Blue Raven’s achievement of a minimum of 75% of the aggregate revenue amount set forth on Schedule 2.5(c) for the Contingent Payment Period in the same manner as the illustrative calculation set forth on Schedule 2.5(c). Not later than July 31, 2022, Purchaser will deliver a report (the “Revenue Statement”) to the Seller Representative of the revenue of Blue Raven during the Contingent Payment Period, including a calculation of the 2022 Contingent Payment (or a calculation that the 2022 Contingent Payment is not due) prepared in accordance with Blue Raven’s historical accounting policies and practices as described in the Accounting Principles. The Parties shall use the same procedures set forth in Section 2.4(c) through (g) to review and finalize the calculations set forth in the Revenue Statement. Purchaser shall pay to the Sellers Representative (for distribution to Sellers in their respective pro rata shares as set forth in the Funds Flow Memorandum) an amount equal to the difference of (i) the 2022 Contingent Payment minus (ii) the amount of the 2022 Contingent Payment allocated to employees and service providers pursuant to the Retention Bonus Agreements (the “Sellers 2022 Contingent Payment Amount”) within two (2) Business Days following the final determination of the amount of the 2022 Contingent Payment in accordance with this Section 2.5.

(ii)    It is expressly acknowledged and understood by the Parties that the inclusion of the 2022 Contingent Payment as part of this Agreement is a principal term hereof and the opportunity to achieve the same constitutes substantial consideration for Sellers’ willingness to execute this Agreement and consummate the transactions contemplated herein. In light of the foregoing, during the Contingent Payment Period, Purchaser shall use commercially reasonable efforts to operate Blue Raven in good faith and in the Ordinary Course, in compliance with applicable laws and in accordance with Purchaser’s reasonable business judgment; provided, that during the Contingent Payment Period, so long as he remains employed by Blue Raven or SunPower or any of their Affiliates, Ben shall operate the Company’s business in the Ordinary Course and in accordance with applicable Law. Sellers acknowledge and agree that after the Closing, Purchaser shall have discretion with regard to matters relating to the operation of Blue Raven and its business, including, but not limited to, the changes set forth on Schedule 2.5(c)(ii); provided, that Purchaser shall not act in an arbitrary or commercially unreasonable manner with respect to Blue Raven’s business if any such action would be reasonably likely to materially and adversely interfere with the achievement of the full amount of the 2022 Contingent Payment. For purposes of calculating the 2022 Contingent Payment, Purchaser shall maintain separate books and records and have a separate statement of revenue for Blue Raven. Notwithstanding the foregoing, if as a direct result of actions outside the ordinary course of business taken by Purchaser the 2022 Contingent Payment is reduced or avoided, the Purchaser and Sellers agree to negotiate in good faith potential adjustments to the calculation of the 2022 Contingent Payment.

(d)    Acceleration.

(i)    Without limiting the foregoing in this Section 2.5 and notwithstanding anything to the contrary herein, the maximum 2022 Contingent Payment of $20,000,000 shall be accelerated upon any of the following events: (A) the consummation of a Change in Control of SunPower or Blue Raven (or the subsidiary or division of SunPower that operates Blue Raven’s business following the Closing) during the Contingent Payment Period (other than the Change in Control of Blue Raven pursuant to this Agreement); or (B) the termination by SunPower or Blue Raven of Ben’s employment with SunPower or Blue Raven without Cause or by Ben for Good Reason. Within five (5) Business Days following the effectiveness of either of such events, (1) SunPower shall pay Sellers’ 2022 Contingent Payment Amount to Sellers Representative (for distribution to Sellers in their respective pro rata shares as set forth in the Funds Flow Memorandum) by wire transfer of immediately available funds to the account designated by Sellers Representative, and (2) Purchaser shall cause Blue Raven to deliver the amount of the Deferred Service Provider Payments that are part of the 2022 Contingent Payment to each individual entitled to payment thereof and, with respect to any forfeited amounts, to Sellers Representative (for distribution to Sellers in their respective pro rata shares as set forth in the Funds Flow Memorandum).

(ii)    Without limiting the foregoing in this Section 2.5 and notwithstanding anything to the contrary herein, all of the Deferred Service Provider Payments shall be accelerated upon the consummation of a Change in Control of SunPower or Blue Raven (or the subsidiary or division of SunPower that operates Blue Raven’s business following the Closing) during the period beginning on the Closing and ending on the date on which the Deferred Service Provider Payments would be otherwise due and payable (other than the Change in Control of Blue Raven pursuant to this Agreement). Within five (5) Business Day following the effectiveness of such event, SunPower shall cause Blue Raven to deliver the Deferred Service Provider Payments to each individual entitled to payment thereof and, with respect to any forfeited amounts, to Sellers Representative (for distribution to Sellers in their respective pro rata shares as set forth in the Funds Flow Memorandum).

(iii)    Without limiting the foregoing in this Section 2.5 and notwithstanding anything to the contrary herein, all of the Contingent Purchase Consideration shall be accelerated upon the consummation of a Change in Control of SunPower or Blue Raven (or the division of Purchaser that operates Blue Raven’s business following the Closing) during the period beginning on the Closing and ending on the date on which the Contingent Purchase Consideration is paid or forfeited pursuant to Section 2.5(b) (other than the Change in Control of Blue Raven pursuant to this Agreement). Within five (5) Business Days following the effectiveness of such event, Purchaser shall deliver the Contingent Purchase Consideration to each of The Skein Trust, The Gosling Trust, and Michael Rands by wire transfer of immediately available funds to the accounts designated in writing by The Skein Trust, The Gosling Trust, and Michael Rands, respectively.

(iv)    Without limiting the foregoing in this Section 2.5 and notwithstanding anything to the contrary herein, the Contingent Purchase Consideration owed to The Skein Trust and The Gosling Trust shall be accelerated upon the termination by the board of directors (or similar governing body) of Purchaser or Blue Raven of Ben’s employment with Purchaser or Blue Raven without Cause or by Ben for Good Reason. Within five (5) Business Days following the effectiveness of such event, Purchaser shall deliver the applicable Contingent Purchase Consideration to each of The Skein Trust and The Gosling Trust by wire transfer of immediately available funds to the account designated in writing by The Skein Trust and The Gosling Trust, respectively.

(v)    Without limiting the foregoing in this Section 2.5 and notwithstanding anything to the contrary herein, the Contingent Purchase Consideration owed to Michael Rands shall be accelerated upon the termination by the board of directors (or similar governing body) of Purchaser or Blue Raven of Michael Rands’ employment with Purchaser or Blue Raven without Cause or by Michael Rands for Good Reason. Within five (5) Business Days following the effectiveness of such event, Purchaser shall deliver the applicable Contingent Purchase Consideration to Michael Rands by wire transfer of immediately available funds to the account designated in writing by Michael Rands.

(vi)    Without limiting the foregoing in this Section 2.5(d), Sellers expressly confirm and agree that nothing herein shall give Sellers any rights to prevent a Change in Control of Purchaser, any Affiliate of Purchaser (including Blue Raven) or any third Person.

Section 2.6    Withholding. As between Purchaser and Sellers, Purchaser agrees to pay the employer portion of payroll taxes associated with the Deferred Service Provider Payments made to individuals (that are not Sellers) pursuant to Retention Bonus Agreements. Purchaser acknowledges that it does not intend, based on applicable legal requirements as of the date of this Agreement, to withhold any amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law, from any consideration payable pursuant to this Agreement other than the Deferred Service Provider Payments made to individuals (that are not Sellers) pursuant to Retention Bonus Agreements. Notwithstanding the foregoing, Purchaser shall be entitled to deduct and withhold from the Purchase Price payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law. Any amounts so withheld shall be paid over to the appropriate Taxing Authority. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers, employees and/or executives, as applicable. Except as described above with respect to the Deferred Service Provider Payments, if Purchaser becomes aware of any withholding requirement which shall become applicable to any payment of consideration hereunder, it shall promptly give notice of the same to Seller Representative.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the Disclosure Schedules, Principal Sellers, severally and not jointly, hereby represent and warrant to Purchaser as follows as of the Closing Date (except for representations and warranties made as of a specific date, which shall be made as of such date only):

Section 3.1    Existence and Power; Limited Liability Company Records. The Company is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect. Principal Sellers have made available to Purchaser true, correct and complete copies of the Company’s Organizational
Documents. As of the Closing Date, all such Organizational Documents will be in full force and effect, and each Company will not be in violation of any material provisions therein.

Section 3.2    No Conflicts; Consents. The execution, delivery and performance of this Agreement by Sellers does not, and the execution, delivery and performance by Sellers of each Ancillary Agreement and the Charitable Transfer Agreements, will not: (a) contravene, conflict with or result in a violation of or default (with or without notice or lapse of time, or both) under any provision of: (i) the Organizational Documents of the Company; (ii) any material provision of applicable Law or any Order to which the Company or any of the properties or assets owned or used by the Company may be subject; (iii) the material terms or requirements of any Permit that is held by the Company; or (iv) any Material Contract; or (b) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company, except in the case of clauses (a)(ii) through (a)(iv) above where such contraventions, conflicts, violations or defaults would not reasonably be expected to affect the ability of the Sellers or the Company to consummate the transactions contemplated by this Agreement in any material way. Except with respect to filings that may be required under the HSR Act or as set forth in Schedule 3.2, the Company is not and will not be required to obtain any Consent from any Person (other than Sellers and the Company) in connection with (a) the execution, delivery and performance of this Agreement or any Ancillary Agreement by Sellers or the consummation of the transactions contemplated hereby or thereby, or (b) the continuing validity and effectiveness immediately following the Closing of any Material Contract or Material Permit (as defined below).

Section 3.3    Capitalization; Subsidiaries. All of the issued and outstanding Equity Securities of Blue Raven and Albatross are held of record by Sellers, free and clear of all Liens other than transfer restrictions imposed by securities Laws or set forth in the Organizational Documents of Blue Raven or Albatross, as applicable, with the number of Equity Securities held by each Seller set forth across from such Seller’s name on Exhibit A, and upon the consummation of the transactions contemplated hereby, such Equity Securities (or portion thereof with respect to the Albatross Interests) will be transferred to Purchaser as set forth on Exhibit A, free and clear of all Liens other than transfer restrictions imposed by securities Laws. All of the issued and outstanding Equity Securities of Blue Raven and Albatross are duly authorized, validly issued, fully paid and non-assessable, and such Equity Securities have not been issued in violation of any preemptive rights or similar rights. Except as set forth in the Organization Documents of Blue Raven or Albatross or on Schedule 3.3, there are no voting trust agreements or other Contracts, options, equity appreciation, incentive equity awards, phantom equity rights, equity equivalents, profit participation rights, proxies, pledges, rights of first refusal, or understandings, including any Contracts restricting or otherwise relating to the ownership, voting rights, distribution rights or disposition of the Equity Securities of Blue Raven or Albatross. There are no subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require Blue Raven or Albatross to issue, sell or otherwise cause to become outstanding any Equity Security except as set forth herein. Except as set forth on Schedule 3.3, Blue Raven and Albatross do not have any subsidiaries or, directly or indirectly, own or hold any equity or other interest or right to any Equity Securities in any other Person.

Section 3.4    Financial Statements; Liabilities; Indebtedness.

(a)    True, correct and complete copies of the Financial Statements have been made available to Purchaser, which Financial Statements have been prepared from, and are in accordance with, the books and records of Blue Raven and its subsidiaries, and each balance sheet included in the Financial Statements fairly presents, in all material respects, the financial position of Blue Raven and its subsidiaries as of the respective dates thereof, and the statements of operations and statements of cash flows included in the Financial Statements fairly present, in all material respects, the results of operations and cash flows of Blue Raven and its subsidiaries for the respective periods indicated therein. The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the period involved, except (i) as may be disclosed therein, or (ii) with respect to the Unaudited Financial Statements, (A) for normal year-end adjustments (none of which will be (1), individually or in the aggregate, material to Blue Raven or its subsidiaries or (2) outside the Ordinary Course), and (B) for the omission of notes and schedules permitted by GAAP. Blue Raven maintains a system of internal accounting controls sufficient to (i) comply with all material legal and accounting requirements applicable to Blue Raven and (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with the Blue Raven’s historical practices and to maintain asset accountability. Albatross does not maintain books and records or prepare financial statements and has not assets other than the Software.

(b) Blue Raven has not identified or become aware of (i) any significant deficiency or material weakness in the internal accounting controls utilized by Blue Raven or its subsidiaries, or (ii) any fraud or material theft or misuse of corporate assets that involves the management of Blue Raven or its subsidiaries or any other current or former employee, consultant, contractor or manager of Blue Raven or its subsidiaries.

(c) Schedule 3.4(c) sets forth a correct and complete list of all outstanding Indebtedness of Blue Raven and its subsidiaries in an amount over $50,000, individually, as of the Closing Date.

(d) Blue Raven and its subsidiaries have no Liabilities other than Liabilities (i) set forth in the Financial Statements, (ii) incurred in the Ordinary Course subsequent to the Latest Balance Sheet Date; or (iii) of a type or nature not required under GAAP to be reflected in the Financial Statements. Neither Blue Raven nor any of its subsidiaries is a guarantor of or otherwise liable for any Liability of any other Person.

(e) Albatross has no Liabilities and is not a guarantor of or otherwise liable for any Liability of any other Person.

Section 3.5    Taxes. Except as disclosed on Schedule 3.5:

(a)    all Returns filed or required to be filed with any Taxing Authority by or on behalf of the Company prior to the Closing Date have been filed when due (taking into account all applicable extensions) in accordance with all applicable Laws and all such Returns are true, complete, and correct in all material respects;

(b)    all Taxes due and payable by or on behalf of the Company as of the Closing (whether or not shown as due and payable on the Returns that have been filed) have been timely paid in accordance with applicable Law;

(c)    all required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf the Company and the Company has made full and adequate provision in its books and records and Financial Statements for all Taxes related to Pre-Closing Tax Periods which are not yet due and payable;

(d)    there are no Tax audits or Tax examinations by any Taxing Authority in connection with assessing additional Taxes against or in respect of the Company for any past period, nor has the Company received any notice from any Governmental Authority that it intends to conduct any such audit or examination with respect to Taxes;

(e)    all deficiencies asserted or assessments for Taxes made as a result of any audits or examinations by any Taxing Authority with respect to the Company have been fully paid or settled;

(f)    the Company (i) is not currently the beneficiary of any extension of time within which to file any Return and (ii) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(g)    there are no Liens, other than Permitted Liens, for Taxes upon the assets of the Company;

(h)    to the Knowledge of Sellers, no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by, or required to file any Return in, that jurisdiction;

(i)    the Company (i) is not subject to any private letter ruling of the IRS or comparable rulings of any other Taxing Authority, (ii) does not have and has never had a permanent establishment in any country other than the country of its organization, nor is it or has it ever been subject to Tax in a foreign jurisdiction outside the country of its organization, (iii) has not granted to any Person any power of attorney that is currently in force with respect to any Tax matter, (iv) has never been a member of an affiliated, consolidated, combined, unitary or similar Tax group, (v) has no Liability for any unpaid Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by assumption, by Contract, by operation of Law or otherwise, (vi) is not and has not been a party to or a promoter of a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b), or (vii) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code;

(j)    the Company has not entered into any agreement or arrangement with any Taxing Authority that requires it to take any action or to refrain from taking any action, and the Company is not a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement;

(k)    the Company is not a party to or bound by any Tax-indemnity, Tax sharing, or Tax-allocation agreement other than customary commercial Contracts not primarily related to Taxes;

(l)    the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period which taxable income was realized (and reflects economic income arising) prior to the Closing Date as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing Date, (iii) installment sale or open transaction disposition made prior to the Closing Date, (iv) prepaid amount received, or deferred revenue realized, prior to the Closing Date, or (v) election under Section 108(i) of the Code;

(m)    Effective on the date of its formation, the Company was treated as a partnership for U.S. federal income tax purposes and has been so treated in all Tax years since the date of formation. The Company has never made an election to be treated as a corporation for U.S. federal, state, local or foreign tax purposes;

(n)    Principal Sellers have made available to Purchaser copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, information returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2017; and

(o)    The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

Section 3.6    Absence of Certain Changes.

(a)    Subject to Section 3.6(b), since January 3, 2021, the business of the Company has been conducted in the Ordinary Course and there has not been any event, occurrence, development, circumstance, or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Without limiting the generality of Section 3.6(a), and except as set forth on Schedule 3.6, since the January 3, 2021, the Company has not:

(i)    made any change in financial or Tax accounting methods or practices, except as required by a concurrent change in applicable Law or GAAP;

(ii)    issued, sold or redeemed any Equity Securities, bonds or debt securities of the Company or made any other changes in the capital structure of the Company;

(iii)    acquired (by merger, consolidation, or acquisition of stock or assets) any business, corporation, partnership or other business organization or division thereof;

(iv)    made any capital expenditures or capital commitments in excess of $50,000 individually, other than in the Ordinary Course;

(v)    issued, incurred, assumed or guaranteed any Indebtedness in excess of $50,000 individually;

(vi)    sold, assigned, transferred, conveyed, covenanted not to assert, abandoned, allowed to lapse, leased or otherwise disposed of any Company Intellectual Property, other than in the Ordinary Course;

(vii)    adopted, amended or terminated any Plan, or made any material change to the benefits of any managers, officers or employees pursuant to any Plan;

(viii)    entered into any Collective Bargaining Agreement (as defined below), except as required by applicable Law or Order;

(ix)    amended, modified, or waived any provision of its Organizational Documents;

(x)    mortgaged, pledged or subjected any material portion of its assets or any material asset to any Lien, except Permitted Liens;

(xi)    sold, assigned or transferred any material portion of any of its assets and has maintained the assets of the Company in good repair, order and condition, except in the Ordinary Course;

(xii)    authorized, declared, set aside or paid any dividend on, or made any other distributions with respect to, the Company’s Equity Securities;

(xiii)    abandoned, modified, waived, terminated, failed to renew, let lapse or otherwise changed any Material Permit;

(xiv)    failed to maintain its insurance policies, and in the event of casualty, loss or damages to any material assets of the Company, failed to have repaired or replaced such assets with assets of comparable quality, as the case may be;

(xv)    adopted any plan of complete or partial liquidation or dissolution or otherwise failed to maintain its existence;

(xvi)    waived any material claim or right of payment, discharge, compromise or satisfaction of any material liabilities, other than the payment, discharge, compromise or satisfaction of liabilities in the Ordinary Course;

(xvii)    entered into or amended any employment, severance, bonus, retirement, loan, or other Contract with any manager, officer or employee of the Company other than in the Ordinary Course;

(xviii)    other than as required under applicable Law, adopted, amended, increased or decreased the payments to or benefits provided under, any Plans;

(xix)    increased any compensation, benefits or fringe benefits payable or to become payable to any current or former employee, officer, or manager;

(xx)    entered into or amended any Material Contracts; or

(xxi)    committed to do any of the actions set forth in this Section 3.6(b) above.

Section 3.7    Contracts.

(a)    Except for this Agreement, the Ancillary Agreements, or as disclosed on Schedule 3.7, each Company is neither a party to nor has its material assets or properties bound by any of the following Contracts (the “Material Contracts”):

(i)    other than as set forth in Schedule 3.7(a)(i), any employment or consulting Contract (other than those terminable by the applicable Company upon no more than thirty (30) days’ prior notice without liability to the Company) with any employee, Independent Contractor or consultant;

(ii)    (A) loan or credit agreements, indentures, notes or other Contracts or instruments evidencing Indebtedness by the Company, (B) any mortgages, pledges, security agreements, deeds of trust or other Contracts imposing a Lien on the Company’s assets, (C) any guaranties by the Company of the performance or payment obligation of any third party, or (D) any Contracts under which the Company has made advances or loans to any other Person (other than advances of reasonable business expenses up to $15,000 per Person at any given time);

(iii)    any Contract pursuant to which a Company has agreed to provide indemnification to any third party or to any officers or managers;

(iv)    any Real Property Lease (as defined below);

(v)    any lease, license or use agreement for tangible personal property under which the aggregate payments thereunder during the twelve (12) month period ended on the Latest Balance Sheet Date are in excess of $250,000;

(vi)    any IP License, excluding licenses to off-the-shelf Software commercially available on standard, non-discriminatory terms;

(vii)    any Contract or series of related Contracts with a vendor or supplier for the purchase of products or services by a Company under which the aggregate payments thereunder during the twelve (12) month period ended on the Latest Balance Sheet Date are in excess of $1,000,000;

(viii)    any Contract with any customer, dealer, sales representative or distributor for the sale, distribution, marketing or advertising of the Company’s products and services under which the aggregate payments thereunder during the twelve (12) month period ended on the Latest Balance Sheet Date are in excess of $250,000;

(ix)    any Contract under which the aggregate payments by or to the Company during the twelve (12) month period ended on the Latest Balance Sheet Date are in excess of $250,000 and that is not terminable by the Company on notice of sixty (60) days or less without penalty;

(x)    any Contract relating to capital expenditures by the Company pursuant to which the Company has in excess of $250,000 in financial obligations following the Closing;

(xi)    any Contract relating to the (A) disposition of any material portion of the properties or assets of the Company or (B) acquisition by the Company of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase of inventory or supplies entered into in the Ordinary Course);

(xii)    any Contract that (A) restricts the ability of the Company to freely engage in the Business anywhere in the world or (B) grants to any Person other than the Company any (1) “most favored nation” rights, (2) rights of first refusal or similar rights or (3) exclusive rights to purchase or supply the Company’s products or services;

(xiii)    Contracts for joint ventures, strategic alliances, partnerships or similar arrangements;

(xiv)    any settlement agreement regarding any Legal Proceeding, whether filed or threatened (other than a separation and release agreement entered into with a departing employee or consultant) which contains any ongoing obligations of the Company;

(xv)    any Contract with any Governmental Authority;

(xvi)    any Contract under which the Company has made advances or loans to any other Person;

(xvii)    any Contract with an Affiliate (other than another Company), shareholder, member, manager, employee, officer or director of the Company or any Seller other than Contracts governing an employee’s services to the Company and employee benefits; and

(xviii)    any Collective Bargaining Agreement.

(b)    Each Material Contract to which the Company is a party or is bound or to which any of its assets or properties is subject is a legal, valid and binding Contract of the Company and is in full force and effect, and neither of the Company nor, to the Knowledge of Sellers, any other party thereto, is in default or breach in any material respect under the terms of any such Material Contract. To the Knowledge of Sellers, there is no event, occurrence, condition, or act (including the consummation of the transactions contemplated hereby) that, with the giving of notice or the passage of time (or both), could reasonably be expected to become a material default or breach under any Material Contract. Principal Sellers have made available to Purchaser true, correct and complete copies of each Material Contract. Neither the Company nor any Principal Seller has received any written notice of termination or cancellation under any Material Contract, received any written notice alleging any breach or default in any material respect of any Material Contract, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

Section 3.8    Insurance Coverage. Principal Sellers have made available to Purchaser true, correct and complete copies of all insurance policies covering the assets, operations, employees, officers and managers, as applicable, of the Company, a list of which is set forth on Schedule 3.8. There is no material claim by the Company pending under any such policies as to which coverage has been questioned, denied, or disputed by the issuers or underwriters of such policies. Such policies of insurance are in full force and effect. Such policies of insurance are of a scope and coverage consistent with customary practice in the Business in which the Company operate. No written notice of cancellation, termination or non-renewal has been received by the Company with respect to any of such insurance policies.

Section 3.9    Litigation. Except as set forth on Schedule 3.9, (a) there are no pending or, to the Knowledge of Sellers, threatened Legal Proceedings against the Company or any of its properties or assets, or managers, officers or employees of the Company arising from or relating to (i) their actions, (ii) or the actions of those acting or purporting to act on their behalf or with their authority, (iii) or the Company’s obligations, or liabilities as such, and, to the Knowledge of Sellers, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding, (b) there are no pending or, to the Knowledge of Sellers, threatened Legal Proceedings by any Governmental Authority against the Company or any of its properties or assets, or any of the managers or officers of the Company with regard to their actions, or the actions of those acting or purporting to act on their behalf or with their authority, or the Company’s obligations, or liabilities, as such, and, to the Knowledge of Sellers, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding, (c) there is no Order imposed or, to the Knowledge of Sellers, threatened to be imposed upon the Company or any of its properties or assets, or any of the managers or officers of the Company with regard to their actions, obligations, or liabilities, as such, and (d) Company has in all respects complied with all settlement agreements and Assurances of Voluntary Compliance entered into by the Company as a means of resolving any previously filed or threatened litigations or governmental actions such that an actual or alleged breach of such agreements cannot, to the Knowledge of the Sellers, reasonably be expected to form the basis for any future Legal Proceeding.

Section 3.10    Compliance with Laws; Permits.

(a)    The Company is in compliance in all material respects with all Laws and Orders applicable to the Company, its operations, or its properties or assets. The Company has not received any written notice to the effect that a Governmental Authority claimed or alleged that the Company was not in compliance in all material respects with all Laws or Orders applicable to the Company and any of its properties or assets. In the last twenty-four months, the Company has not commissioned, nor has it conducted, or is it in the process of conducting, and is not aware of, any assessments, whether conducted internally or by a third party, finding any material non-compliance by the Company with any Laws or Orders applicable to the Company, its operations, or its properties or assets.

(b)    The Company has been granted and has maintained in effect all Permits necessary for the conduct of the business of the Company, except for such Permits as to which the failure to so own, hold or possess would not, individually or in the aggregate, be material to the Company (collectively, the “Material Permits”). Each Material Permit is valid and in full force and effect, and the Company is not in breach of or default under any material requirement of any such applicable Material Permit. To the extent required by applicable Laws, applications for renewal of the Material Permits have been timely submitted. Schedule 3.10 sets forth a true, complete and accurate list of the Material Permits.

Section 3.11    Tangible Personal Property. The Company has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Company, free and clear of any and all Liens, other than the Permitted Liens and such imperfections of title, if any, that do not materially interfere with the present value of such property (and, with respect to leases and licenses, the right of the other parties specified therein). All such items of tangible personal property that are necessary for or used in the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used and to be used following the consummation of the transactions contemplated herein. The tangible assets owned or leased by the Company constitute all of the tangible assets necessary for or used by the Company to carry on its business in the Ordinary Course.

Section 3.12    Real Property. The Company does not own any real property nor has the Company ever owned any real property, and the Company is not a party to any Contract to purchase any real property or any interest therein. The real property demised by the leases, subleases, licenses, occupancy agreements, or other agreements (including all modifications, amendments, supplements, waivers, side letters, and guaranties thereto, collectively, the “Real Property Leases”) described on Schedule 3.12 (the “Leased Real Property”) (which Schedule 3.12 also sets forth the street address of each Leased Real Property) constitutes all of the real property leased, licensed, occupied, used or held for use by the Company in the operation of its business (in each case whether as landlord, tenant, sublandlord, subtenant, or by other occupancy arrangement). Each Real Property Lease conveys a valid and enforceable leasehold interest in the respective Leased Real Property, free and clear of all Liens, except Permitted Liens. With respect to each Real Property Lease: (i) such Real Property Lease is valid, binding, enforceable and in full force and effect; (ii) the Company is not in material breach or default under such Real Property Lease and the Company has paid all rent and other amounts due and payable under such Real Property Lease; and (iii) the Company has not received nor given any notice of any default under such Real Property Lease.

Section 3.13    Intellectual Property.

(a)    Schedule 3.13(a) sets forth a true, complete and accurate list of all Registered Intellectual Property of the Company, including, as applicable, the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and record owner(s) thereof if other than the Company (the “Scheduled Intellectual Property”). All Scheduled Intellectual Property is valid, subsisting and enforceable, and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Scheduled Intellectual Property in full force and effect.

(b)    To the Knowledge of Sellers (without having conducted any special investigation or patent search), the Company is the sole and exclusive owner of the Owned Intellectual Property, free and clear of all Liens other than Permitted Liens, and the Company has valid and continuing rights pursuant to a valid written IP License to use, sell, and license (as the case may be) all other Intellectual Property used in or necessary for the conduct of its business. The Owned Intellectual Property, along with the Company Licensed IP (when used within the scope of the applicable IP License), constitutes all of the Intellectual Property necessary and sufficient for the conduct and operation of the business of the Company, and the transactions contemplated by this Agreement will not have an adverse effect on the Company’s right, title or interest in and to the Owned Intellectual Property (other than to transfer it to Purchaser) or the Company’s valid and continuing rights pursuant to a valid written IP License to use, sell, and license (as the case may be) all other Intellectual Property used in or necessary for the conduct of its business (other than to transfer such rights to Purchaser), and all such Owned Intellectual Property shall continue to be owned by the Company immediately following the Closing. To the Knowledge of Sellers, neither the use, possession, nor practice of the Owned Intellectual Property nor the business and operations of the Company infringe upon, misappropriate, or otherwise violate any Intellectual Property rights of any Person. Notwithstanding anything herein to the contrary, this Section 3.13(b) contains the only representations or warranties made by Principal Sellers with respect to infringement, misappropriation or other violation by the Company of the Intellectual Property of any third Person.

(c)    To the Knowledge of Sellers, no Person is currently infringing upon, misappropriating or otherwise violating any Owned Intellectual Property. The Company has not made any such claims or allegations against any Person alleging any of the foregoing, and no such claims or Legal Proceedings are pending against a third Person. The Company has not received notice of, and to the Knowledge of Sellers, there are not, any facts or circumstances that would constitute grounds for any such claims or allegations.

(d)    Blue Raven or its applicable subsidiary has executed valid and enforceable written agreements with each Key Employee pursuant to which each such Person has agreed to (i) hold all confidential and proprietary information and/or Trade Secrets of Blue Raven or its applicable subsidiary in confidence both during and after such Person’s employment, (ii) assign all intellectual property created during the scope of their employment to Blue Raven or its applicable subsidiary. Principal Sellers have made available to Purchaser true and complete copies of all such agreements (or all standard Blue Raven forms thereof), and to the Knowledge of Sellers, no party thereto is in default, violation, or breach of any such agreements. To the Knowledge of Sellers, no Key Employee has claimed in writing to have an ownership interest in any Owned Intellectual Property.

(e)    The Company has taken commercially reasonable measures to protect the confidentiality of all material trade secrets owned by the Company which are primarily used in or held for use in the conduct of its business. The Company maintains administrative, technical, and physical safeguards to protect the privacy and security of personally identifiable information and the conduct of its business as currently conducted complies in all material respects with applicable Laws pertaining to privacy and security of personally identifiable information.

(f)    All Software and any Technology owned or purported to be owned by the Company was created solely by employees of the Company within the scope of their employment, or consultants or other third Persons under valid written agreements assigning all ownership right in and to such Software and Technology to the applicable Company.

(g)    The Company has not incorporated any Open Source Software in, or used any Open Source Software in connection with, any Software developed, licensed, distributed, used or otherwise exploited by the Company in a manner that requires the contribution, licensing, attribution or disclosure to any third Person of any portion of the source code of any Software developed, licensed, distributed, used or otherwise exploited by or for the Company or that would otherwise diminish or transfer the rights of ownership in any Intellectual Property rights or Software of the Company to any third Person.
The Company is in compliance in all material respects with the terms and conditions of all relevant licenses for Open Source Software used in the business of the Company.

Section 3.14    Employee Benefit Plans.

(a)    Schedule 3.14(a) sets forth a correct and complete list of all of the Company’s “employee benefit plans” (as defined in Section 3(3) of ERISA), and any other retirement, supplemental retirement, deferred compensation, executive compensation, employment, consulting, bonus, incentive compensation, stock purchase, employee stock ownership, equity or equity-based, severance, retention, salary continuation, vacation or sick pay policy, termination, change in control, employee loan, medical, welfare, retiree medical or life insurance, disability, death benefit, group insurance, hospitalization, Code Section 125 “cafeteria” or “flexible” benefit, educational, employee assistance, fringe benefit or other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, that the Company sponsors, maintains, contributes to or is required to contribute to, or in which the Company has any current, contingent or potential Liability (collectively, the “Plans”).

(b)    With respect to each Plan, Principal Sellers have made available to Purchaser a true, correct and complete copy of the following documents, to the extent applicable: (i) all Plans and all sub-plans and trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) for the three most recent plan years, (A) the IRS Form 5500 and all schedules thereto, (B) actuarial or other valuation reports, and (C) material communications with any Governmental Authority (other than routine communications), (iii) the most recent IRS determination letters or opinion letters, as applicable, and (iv) the most recent summary plan descriptions and other material communications to employees regarding the Plans.

(c)    The Plans have been established and administered, funded and maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws. Neither the Company nor any of its ERISA Affiliates has at any time maintained, sponsored, contributed to or had an obligation to contribute to, or had any Liability in respect of, a (i) “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, or (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. There are no pending or, to the Knowledge of Sellers, threatened actions, claims or lawsuits against or relating to the Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Plans with respect to the operation of such plans (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(d)    All contributions required to be made to any Plan by applicable Law, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan as of the Business Day prior to the Closing Date have been timely made or paid in full or, to the extent not required to be made or paid on or before the Business Day prior to the Closing Date, have been fully reflected on the Financial Statements.

(e)    Neither the Company, any Plan, nor, to the Knowledge of Sellers, any trustee, administrator or other fiduciary and/or party-in-interest thereof has engaged in any material breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject the Company, any ERISA Affiliate or any Plan to any Tax or penalty on prohibited transactions imposed by Section 4975 of the Code (or any corresponding provisions of Law).

(f)    None of the Plans provide for post-employment health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state Law and at the sole expense of such participant or the participant’s beneficiary.

(g)    With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and, nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any material penalty, Tax, or other Liability under ERISA or the Code. No stock or other security issued by the Company forms or has formed any part of the assets of any Plan that is intended to qualify under Section 401(a) of the Code.

(h)    Except as set forth on Schedule 3.14(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (i) result in any payment or benefit becoming due to any current or former employee, officer, manager or independent contractor of the Company under any Plan, (ii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, officer, manager or independent contractor of the Company under any Plan, or (iii) create any limitation or restriction on the right of the Company to merge, amend or terminate any Plan (except any limitations imposed by applicable Law, if any).

(i)    Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code is in compliance in all material respects with Section 409A of the Code.

(j)    Each Plan that is a “group health plan” for purposes of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act, as amended (the “Affordable Care Act”), has been maintained and administered in compliance, in all material respects, with the Affordable Care Act.

(k)    (i) Each Plan and its related trust, insurance contract or other funding vehicle has been established, registered, amended, funded, invested, maintained and administered in accordance with its terms and is, in all material respects, in compliance with ERISA (if applicable), the Code and all other Laws applicable to such Plan; and (ii) the Company is, in all material respects, in compliance in all material respects with ERISA, the Code and all other Laws applicable to the Plans.

Section 3.15    Employee Matters.

(a)    The Company is in compliance, in all material respects, with all applicable Laws with respect to employment and employment practices in the jurisdictions within which the Company operate, as applicable, including, without limitation, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, ERISA, state fair employment practices laws, with respect to applicable Laws regarding wage and hour requirements, immigration status, civil rights, discrimination in employment, employee health and safety, collective bargaining, workers’ compensation and the collection and payment of withholding and/or social security taxes. There are no complaints, charges or claims against the Company pending or, to the Knowledge of Sellers, threatened by any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company, of any individual. The Company has complied with the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing,” and there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six (6) months prior to the Closing Date. The Company has withheld all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and are not, to the Knowledge of Sellers, liable for any arrears of wages or any taxes or penalty for failure to comply with any of the foregoing. The Company is not liable for any outstanding payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the Ordinary Course).

(b)    All individuals in the United States who perform or have performed services for the Company has been properly classified under applicable Law as (i) employees or independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Plan, except for non-compliance or exclusions which would not reasonably be expected to result in material liability to the Company, and the Company is not in notice of any pending or, to the Knowledge of Sellers, threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(c)    Except as set forth in Schedule 3.7(a)(xviii), the Company is not party to any collective bargaining agreement, labor union contract, or trade union (each a “Collective Bargaining Agreement”) which pertains to employees of the Company, and there are no (i) labor strikes, disputes, arbitrations, grievances, slowdowns, stoppages, lockouts, picketing organizational efforts, or unfair labor practice charges or proceedings by or with any employee or former employee of the Company or any labor union pending or, to the Knowledge of Sellers, threatened against the Company, or (ii) Collective Bargaining Agreements being negotiated by the Company.

(d)    Schedule 3.15 sets forth a true, correct and complete list of all employees and sales representatives of Blue Raven and its subsidiaries as of a recent date (as identified on such schedule) showing date of hire, hourly rate or salary or other basis of compensation, full-time or part-time status, exempt or non-exempt status, paid-time-off accrued as of a recent date and job function. To the Knowledge of Sellers, no manager, officer, or Key Employee of Blue Raven or any of its subsidiaries presently intends to terminate his or her employment relationship with Blue Raven or its subsidiaries. Schedule 3.15 sets forth a true, correct and complete list of all employees who were terminated in the six month period preceding a recent date (as identified on such schedule). Albatross does not have and has never had any employees, sales representatives or independent contractors.

(e)    The Company is not delinquent in payment to any of its current or former managers, officers, employees, consultants or other service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such managers, officers, employees, consultants and other service providers or in payments owed upon any termination of such person’s employment or service.

(f)    Since January 1, 2019, no allegations of sexual harassment have been made to the Company against any Key Employee or manager of the Company.

(g)    No Key Employee is bound by any Contract or subject to any judgment, decree or order of any Governmental Authority that would materially interfere with the use of such Key Employee’s best efforts to promote the interest of the Company or that would materially conflict with the Company’s business as currently conducted.

(h)    Notwithstanding anything to the contrary herein, the representations and warranties set forth in this Section 3.15 are the sole and exclusive representations in this Agreement regarding matters relating to employee matters.

Section 3.16    Environmental Matters. The Company is, and since January 1, 2017, has been, in compliance in all material respects with all applicable Environmental Laws. There is no Environmental Claim pending or, to the Knowledge of Sellers, threatened against, affecting or relating to the Company or, to the Knowledge of Sellers, any real property formerly leased or operated by the Company, and all past Environmental Claims have been finally and fully resolved. The Company has not received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, Liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and no facts, circumstances or conditions exist with respect to the Company or any property currently (or, to the Knowledge of Sellers, formerly) leased by the Company that would reasonably be expected to result in the Company incurring Environmental Liabilities. There (a) has been no Release at the Leased Real Property and (b) was no Release at any real property formerly leased or operated by the Company during the time that the Company leased or operated such real property. There are no underground storage tanks located at any of the Leased Real Property. Principal Sellers have made available to Purchaser complete and correct copies of all existing environmental reports, reviews, assessments, surveys, claims and audits and all written information in its possession or control pertaining to (i) environmental conditions of the real properties and operations of the Company, and (ii) actual or potential Environmental Liabilities asserted against the Company. Notwithstanding anything to the contrary herein, the representations and warranties set forth in this Section 3.16 and in Section 3.10(b) are the sole and exclusive representations in this Agreement regarding matters relating to environmental matters.

Section 3.17    Material Suppliers. Schedule 3.17 lists the names of the five largest suppliers (by dollar volume) of the Company (the “Material Suppliers”) during the twelve months ended on the Latest Balance Sheet Date. Since the Latest Balance Sheet Date, (a) no Material Supplier has notified the Company, in writing, of the cancellation, termination or material modification of its business relationship with the Company or materially modified the commercial terms of its relationship with the Company and (b) to the Knowledge of Sellers, no Material Supplier has threatened, in writing, to cancel, terminate, not renew, materially modify or otherwise reduce the volume of business that it is presently conducting with the Company or the commercial terms of its relationship with the Company. There is no material dispute between the Company and any Material Supplier. Since the Latest Balance Sheet Date, to the Knowledge of Sellers, no Material Supplier has provided written notice of such Material Supplier’s intent to increase the price charged to the Company for goods or services.

Section 3.18    Interests in Counterparties and Others.

(a)    Except as set forth on Schedule 3.18, other than investments constituting less than one (1%) percent of the outstanding voting stock of a publicly traded company, no Principal Seller nor any officer or manager of the Company or any of their respective Affiliates (i) possesses, directly or indirectly, any ownership interest in any Person that is a seller to, or customer, supplier, lessor, lessee, licensor, distributor, landlord, tenant, creditor, debtor or direct competitor of the Company, including any counterparty to any Material Contract, or (ii) is party to any Material Contract.

(b)    There are no loans, advances or Indebtedness incurred by the Company from any Affiliate (other than another Company), shareholder, member, manager, employee, officer or director of the Company or any Principal Seller. None of Principal Sellers or any Affiliate, shareholder, member, manager, employee, officer or director of the Company or Principal Sellers (i) owns any material asset, property or right, tangible or intangible, which is used or held for use by the Company in connection with the business of the Company or (ii) provides, or has provided, within the last 12 months, material services to the Company, other than in the capacity of a manager, officer or employee of the Company.

Section 3.19    Bank Accounts. Set forth in Schedule 3.19 is a true, correct and complete list of each bank account or safe deposit box of the Company and the names and locations of all banks in which the Company has accounts or safe deposit boxes.

Section 3.20    Anti-Corruption Compliance.

(a)    The Company, and all of its managers, officers, employees, and agents, and, to the Knowledge of Sellers, all other Persons acting on behalf of the Company, are and have been in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), any other applicable U.S., including state and local, or non-U.S. anti-corruption or anti-bribery laws, and all rules and regulations promulgated thereunder (the “Anti-Corruption Laws”).

(b)    The Company has in place a system of policies, procedures, and internal controls, including trainings and financial controls, designed to prevent and detect fraud and corruption.

(c)    Neither the Company, nor any of its managers, officers, employees, or agents, nor, to the Knowledge of Sellers, any other Person acting on behalf of the Company, has: (i) been charged with or convicted of violating any Anti-Corruption Laws; (ii) received any notice, request, or citation, or been made aware of any allegation, investigation (formal or informal), inquiry, action, charge, or proceeding with regard to a potential violation of any Anti-Corruption Law; (iii) established or maintained any unrecorded or improperly recorded fund of corporate monies or other properties or assets or made any false entries on any books of account or other record for any purpose; (iv) directly or indirectly, offered, paid, promised, authorized, or given a financial or other advantage to any Person (A) while intending the advantage to induce a Person to perform improperly a relevant function or activity, or to reward a Person for the improper performance of such a function or activity, or (B) while knowing or believing that the acceptance of the advantage would itself constitute the improper performance of a relevant function or activity; or (v) directly or indirectly, offered, paid, promised, or authorized, or caused to be offered, paid, promised, or authorized, any money, offer, gift, or other thing of value, regardless of form, to any Government Official, or to any Person while knowing or having reason to know that such Person has or will offer, pay, promise, or authorize, or cause to be offered, paid, promised, or authorized, any money, offer, gift, or other thing of value to any Government Official, in furtherance of, or with the intent or purpose of, (A) corruptly influencing any act or decision of such Government Official in his or her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of a lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to use his or her influence with a Governmental Authority, or instrumentality thereof, to affect or influence any act or decision of such Governmental Authority or instrumentality thereof.
.
Section 3.21    Company Products; Warranties.

(a)    Each Company Product sold, licensed, distributed or installed by the Company has been in conformity in all material respects with all applicable standards for quality, product safety and workmanship prescribed by Law and Contracts. The Company has not provided any guaranty, warranty or other indemnity with respect to a Company Product beyond the applicable standard terms and conditions of sale in any material respect. Copies of the Company’s standard terms and conditions for each such Company Product (containing applicable guaranty, warranty, return policy and indemnity provisions) have been made available to Purchaser. All Company Product held by the Company as inventory (whether or not reflected on the consolidated balance sheet of Blue Raven and irrespective of its geographic location) (i) consists of a quality and quantity usable and salable in the Ordinary Course (including with respect to any requirements of Law (including product safety) in any jurisdiction in which the Company sells, licenses, distributes or delivers Company Product), and (ii) is in good and merchantable condition, except for slow moving, obsolete, damaged or defective items for which adequate reserves have been established in the Financial Statements. All inventory is owned by the Company free and clear of all Liens other than Permitted Liens and has not been pledged as collateral. Schedule 3.21(a) sets forth a list of all inventory held on a consignment basis by a third party for the benefit of the Company (including the identity of such third party, the location where such inventory is held and the nature of such inventory) as of the Latest Balance Sheet Date.

(b)    Since January 1, 2020, there has been no material Liability of the Company, or incident that could reasonably lead to a material Liability of the Company, for bodily injury to any person, death, property damages as a result of the ownership, possession or use of any Company Product.

(c)    No Governmental Authority has alleged to the Company in writing or, to the Knowledge of the Sellers, otherwise, that any Company Product designed, manufactured, held in inventory, marketed, distributed, or delivered by the Company is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority. None of the Company’s Company Products is, or has been since January 1, 2020, subject to any product recall, withdrawal, seizure, sequestration or quarantine, whether voluntarily or at the discretion or order of any Governmental Authority or otherwise (and to the Knowledge of Sellers, there is no reasonable basis for any recall, withdrawal, seizure, sequestration or quarantine).

Section 3.22    Export Controls.

(a)    Neither the Company, nor to the Knowledge of Sellers, any representative of the Company, is (i) a Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (ii) a Person operating, organized or resident in a country or region which is itself the subject of any Sanctions (“Sanctioned Country”) (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine), or (iii) any Person owned or controlled by any Person or Persons specified in (i) or (ii) above ((i) – (iii) together “Sanctioned Persons”). The Company, and to the Knowledge of Sellers, any representative of the Company when acting on behalf of the Company, are in compliance with applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company or any representative of the Company being designated as a Sanctioned Person. Neither the Company, nor any representative of the Company when acting on behalf of the Company, are, or have since January 1, 2019, engaged directly in any business or transactions with any Sanctioned Person or in any Sanctioned Country, or knowingly engaged in any indirect business or transactions with any Sanctioned Person or in any Sanctioned Country in any manner that would result in the violation of Sanctions by the Company. There are no pending or, to the Knowledge of Sellers, threatened claims against the Company with respect to Sanctions.

(b)    The Company and representatives of the Company are, and have been since January 1, 2019, in compliance in all material respects with applicable export and reexport control laws, regulations, permits, licenses, agreements, and orders, including the Export Administration Act of 1979; the Arms Export Control Act; the Export Administration Regulations maintained by the U.S. Department of Commerce; the International Traffic in Arms Regulations maintained by the U.S. Department of State; regulations, orders and restrictions administered by OFAC (collectively “Export Control Laws”); and any other Export Control Laws administered by a U.S. Governmental Authority, or by any foreign Governmental Authority to the extent applicable and to the extent compliance with such laws is not prohibited or penalized by applicable U.S. Laws. To the Knowledge of Sellers, there are no inquiries or investigations pending or threatened against the Company or its representatives by any Governmental Authority with respect to Export Control Laws. To the Knowledge of Sellers, the Company and their representatives have not been subject to any such inquiries or investigations since January 1, 2019 and since then have not made and do not intend to make any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any violation, potential violation, or Liability arising under or relating to any Export Control Laws.

Section 3.23    Privacy and Data Security.

(a)    The Company is in compliance in all material respects with all Data Protection Requirements, including any regulatory and consumer reporting or notification obligations. The Company has not received any subpoenas, demands, or other written notices from any person or Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Knowledge of Sellers, the Company is not under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Requirements. No written notice, complaint, claim, enforcement action, or litigation of any kind has been served on, or initiated against, the Company under any Data Protection Requirement. There are no past, pending or, to the Knowledge of Sellers, threatened, complaints, actions, fines, or other penalties facing the Company in connection with any Data Protection Requirements.

(b)    The Company has taken commercially reasonable steps, compliant with applicable Data Protection Requirements, to (i) develop, implement, and maintain a comprehensive, written information security program that includes administrative, technical, and physical safeguards to protect the operation, confidentiality, integrity, and security of Personal Data and other sensitive data held by the Company, the Company’s Software, systems, applications, code, including any applications it develops or has developed on its behalf, and websites that are involved in the collection and/or processing of Personal Data, sufficient to insure the security and confidentiality of Personal Data, protected against any anticipated threats or hazards to the security or integrity of such information, and protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer, consumer or employee; and (ii) protect Personal Data in the Company’ possession and/or control from unauthorized use, access, disclosure, and modification.

(c)    The Company has taken commercially reasonable steps to ensure that third parties from which it receives Personal Data comply with applicable Data Protection Requirements, including any Laws around notice and consent before sharing or selling Personal Data to the Company. The Company has taken commercially reasonable steps to ensure that third parties to which it discloses the Personal Data of consumers, customers or employees comply with applicable Data Protection Requirements, including having in place contracts with adequate data protection undertakings to ensure that such third parties have in place adequate or appropriate administrative, technical and physical safeguards to protect the confidentiality, integrity and security of Personal Data disclosed by the Company.

(d)    The Company has not experienced any failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents related to Personal Data maintained by or on behalf of the Company, including any that would require notification of individuals, law enforcement, or any Governmental Authority, any remedial action under any applicable Data Protection Requirement, or that have caused any substantial disruption of or interruption in the use of the Company’s Software, equipment or systems. There are no past, pending or, to the Knowledge of Sellers, threatened, complaints, actions, government investigations, fines, or other penalties facing the Company in connection with any such failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents. The Company has not experienced any material financial losses associated with a data security attack, incident or breach, e.g., ransomware, phishing, whaling, spear phishing, false president schemes, false payment instruction schemes.

Section 3.24    Finders’ Fees. Except as set forth on Schedule 3.24, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Seller, the Company, or any of their respective Affiliates, who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 3.25    PPP Loan. Blue Raven was eligible to participate in the PPP loan program, the certifications made by Blue Raven in applying for the PPP Loan were true and correct and made in good faith, and Blue Raven is in compliance with all conditions and other applicable requirements under the terms of the CARES Act and related guidance, including, but not limited to, the use of the PPP Loan proceeds. Blue Raven has applied for and has been granted forgiveness of the PPP Loan. Such application for forgiveness was true and correct and made in good faith, and Blue Raven is in compliance with all conditions and other applicable requirements under the terms of the CARES Act and related guidance.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

Section 4.1    Representations of Principal Sellers. Except as set forth in the Disclosure Schedules, each Principal Seller, severally and not jointly, hereby represents and warrants to Purchaser as follows as of the Closing Date (except for representations and warranties made as of a specific date, which shall be made as of such date only):

(a)    Existence and Power. If such Principal Seller is an entity, such Principal Seller is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. If such Principal Seller is an entity, such Principal Seller is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be in good standing that, individually or in the aggregate, would not reasonably be expected to have a material and adverse effect on such Principal Seller’s ability to perform its obligations under this Agreement.

(b)    Authority; No Conflict.

(i)    This Agreement and each Ancillary Agreement to which such Principal Seller is a party constitute legal, valid, and binding obligations of such Principal Seller, enforceable against such Principal Seller in accordance with their respective terms, subject, in each case, to (A) the due authorization and execution and delivery by the other parties to such agreements and (B) bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity. Such Principal Seller has the right, power and authority and capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and such other documents. To the extent such Principal Seller is an entity, the execution and delivery by such Principal Seller of this Agreement and each Ancillary Agreement to which it is a party and the performance by such Principal Seller of its obligations hereunder and thereunder have been duly authorized by all requisite corporate or other organizational action.

(ii)    The execution and delivery by such Principal Seller of this Agreement and each Ancillary Agreement to which it will be a party do not and the performance by such Principal Seller of its obligations hereunder and thereunder will not (with or without notice or passage of time, or both) contravene, conflict with or result in a violation of (with or without notice or passage of time, or both) contravene, conflict with or result in a violation of (A) if such Principal Seller is an entity, the Organizational Documents of such Principal Seller, (B) any material provision of applicable Law or any Order to which such Principal Seller or any of its assets relevant to the Company may be subject, or (C) any Contract to which such Principal Seller is a party.

(c)    Title to Interests. As of the Closing Date, such Principal Seller is the record and beneficial owner of the number of Interests as set forth opposite such Principal Seller’s name on Exhibit A, which number of Interests represents such Principal Seller’s entire equity interest in the Company and the Charitable Seller is the record and beneficial owner of the number of Interests as set forth opposite its name on Exhibit A. Except as set forth in the LLC Agreement or on Schedule 3.3, such Principal Seller is not a party to any shareholder agreement, investors’ rights agreement, voting agreement, voting trust, right of first refusal and co-sale agreement, management rights agreement or other similar Contract with respect to the voting, registration, redemption, sale, transfer or other disposition of Equity Securities of the Company. Upon delivery of and payment for such Interests and the Interests to be sold by the Charitable Seller as herein provided, Purchaser will acquire good and valid title thereto, free and clear of any Liens, other than transfer restrictions imposed by the LLC Agreement or securities Laws.

(d)    Litigation. There are no Legal Proceedings pending or, to the knowledge of such Principal Seller, threatened relating to or involving such Principal Seller (i) seeking to restrain, enjoin or prevent the consummation of or otherwise challenge this Agreement or any of the transactions contemplated hereby or (ii) that would reasonably be expected to have a material and adverse effect on such Principal Seller’s ability to perform its obligations under this Agreement.

(e)    Finder’s Fees. Except as set forth on Schedule 3.24, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized on behalf of such Principal Seller or any Affiliate thereof, who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(f)    Foreign Person. Principal Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.2    Representations of Charitable Seller. Except as set forth in the Disclosure Schedules, the Charitable Seller hereby represents and warrants to Purchaser as follows as of the Closing Date (except for representations and warranties made as of a specific date, which shall be made as of such date only):

(a)    Existence and Power. The Charitable Seller is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its affairs as now being conducted. The Charitable Seller is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its activities as now being conducted, except for any failure to so qualify or be in good standing that, individually or in the aggregate, would not reasonably be expected to have a material and adverse effect on the Charitable Seller’s ability to perform its obligations under this Agreement.

(b)    Authority; No Conflict.

(i)    This Agreement and each Ancillary Agreement to which the Charitable Seller is a party constitute legal, valid, and binding obligations of the Charitable Seller, enforceable against the Charitable Seller in accordance with their respective terms, subject, in each case, to (A) the due authorization and execution and delivery by the other parties to such agreements and (B) bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity. The Charitable Seller has the right, power and authority and capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and such other documents. The execution and delivery by the Charitable Seller of this Agreement and each Ancillary Agreement to which it is a party and the performance by the Charitable Seller of its obligations hereunder and thereunder have been duly authorized by all requisite corporate or other organizational action.

(ii)    The execution and delivery by the Charitable Seller of this Agreement and each Ancillary Agreement to which it will be a party do not, and the performance by the Charitable Seller of its obligations hereunder and thereunder will not (with or without notice or passage of time, or both), contravene, conflict with or result in a violation of (A) the Organizational Documents of the Charitable Seller, (B) any material provision of applicable Law or any Order to which the Charitable Seller or any of its assets may be subject, or (C) any Contract to which the Charitable Seller is a party.

(c)    Title to Interests. To the best of its knowledge, as of the Closing Date, the Charitable Seller is the record and beneficial owner of the number of Interests set forth opposite the Charitable Seller’s name on Exhibit A, which number of Interests represents the Charitable Seller’s entire equity interest in the Company. Except as set forth in the LLC Agreement, the Charitable Transfer Agreements, or on Schedule 3.3, the Charitable Seller is not a party to any shareholder agreement, investors’ rights agreement, voting agreement, voting trust, right of first refusal and co-sale agreement, management rights agreement or other similar Contract with respect to the voting, registration, redemption, sale, transfer or other disposition of Equity Securities of the Company. The Charitable Seller has not taken any action that would cause or permit its Interests to be subject to any Liens or transfer restrictions of any kind, other than transfer restrictions imposed by the LLC Agreement or securities Laws.

(d)    Foreign Person. The Charitable Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES RELATING TO PURCHASER

Purchaser represents and warrants to each Seller as follows as of the Closing Date:

Section 5.1    Organization and Existence. Each of SunPower and AcquisitionCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of SunPower and AcquisitionCo is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary, except for any failure to so qualify or be in good standing that would not reasonably be expected to have a material and adverse effect on such Purchaser’s ability to perform its obligations under this Agreement.

Section 5.2    Authority; No Conflict.

(a)    This Agreement and each Ancillary Agreement to which each of SunPower and AcquisitionCo is a party constitute legal, valid, and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, subject, in each case, to (A) the due authorization and execution and delivery by the other parties to such agreements and (B) bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity. Each of SunPower and AcquisitionCo has the right, power and authority and capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and such other documents. The execution and delivery by each of SunPower and AcquisitionCo of this Agreement and each Ancillary Agreement to which it is a party and the performance by such Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite corporate or other organizational action. Neither SunPower nor AcquisitionCo is required to obtain any consent or approval from any of its stockholders that has not previously obtained in order to consummate any of the transactions contemplated herein.

(b)    The execution and delivery by each of SunPower and AcquisitionCo of this Agreement and each Ancillary Agreement to which it will be a party do not, and the performance by such Purchaser of its obligations hereunder and thereunder will not (with or without notice or passage of time, or both), contravene, conflict with or result in a violation of (i) the Organizational Documents of such Purchaser, or (ii) any material provision of applicable Law or any Contract to which such Purchaser or any of its assets may be subject. Except with respect to filings that may be required under the HSR Act, neither SunPower nor AcquisitionCo is or will be required to obtain any Consent from any Person in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement by such Purchaser or the consummation of the transactions contemplated hereby or thereby.

Section 5.3    Litigation. Except as disclosed in SunPower’s public filings with the Securities and Exchange Commission, there is no Legal Proceeding pending or, to the Knowledge of Purchaser, threatened against or affecting
SunPower or AcquisitionCo. Neither SunPower nor AcquisitionCo is subject to or bound by any Order that would prevent or otherwise interfere with the ability of such Purchaser to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party.

Section 5.4    Securities Laws Compliance. Each of SunPower and AcquisitionCo (a) is acquiring the Interests for its own account and not with a view to distribution, (b) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act, (c) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Interests and is able financially to bear the risks thereof, and (d) understands that the Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations, the Interests may be resold without registration under such laws only in certain limited circumstances.

Section 5.5    Solvency. After giving effect to the consummation of all of the transactions contemplated in this Agreement, and assuming the accuracy of the representations and warranties of Sellers in this Agreement, each of SunPower and AcquisitionCo and their respective subsidiaries (including after the Closing, Blue Raven), taken as a whole, (a) will be able to pay their debts as they become due, (b) will have funds and capital sufficient to carry on their business, and (c) will own property having a value both at fair valuation and at fair saleable value in the ordinary course of business greater than the amount required to pay their debts as they become due. Neither SunPower nor AcquisitionCo will be rendered insolvent by the execution and delivery of this Agreement and/or the consummation of any transactions contemplated herein.

Section 5.6    Sufficient Funds. On the Closing Date, Purchaser will have sufficient unrestricted cash on hand and available assets and credit facilities to pay the Closing Cash Payment and all other amounts required to be paid by Purchaser at and following the Closing pursuant to the terms of this Agreement, and all of its and its representatives’ fees and expenses incurred in connection with the transactions contemplated by this Agreement and each of the Ancillary Agreements. Purchaser has no reason to believe that such cash shall not be available or that the debt under such credit facilities shall not be funded. In no event shall the receipt by, or the availability of any funds or financing to, Purchaser or any of its Affiliates or any other financing be a condition to Purchaser’s obligation to consummate the transactions contemplated hereunder.

Section 5.7    Finders’ Fees. Except as set forth on Schedule 5.6, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of SunPower or AcquisitionCo or any of their respective Affiliates, who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 5.8    No Other Representations. Each of SunPower and AcquisitionCo acknowledges that neither the Company nor Sellers has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement or any Ancillary Agreement, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties of Sellers in this Agreement or any Ancillary Agreement. Each of SunPower and AcquisitionCo confirms that it has made such further investigation of the business of the Company as was deemed appropriate to evaluate the merits and risks of this acquisition. Each of SunPower and AcquisitionCo further acknowledges that it has had the opportunity to ask questions of, and receive answers from, Principal Sellers, the officers and principals of the Company, and Persons acting on Principal Sellers’ behalf concerning the business of the Company and terms and conditions of the acquisition of the Interests.

ARTICLE 6
CERTAIN COVENANTS

Section 6.1    Further Assurances. Following the Closing, as and when requested by any Party to this Agreement, the other Parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments, and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 6.2    Non-Competition; Non-Solicitation.

(a)    Each Principal Seller on behalf of itself and its Affiliates covenants and agrees that for a period of three (3) years from and after the Closing, such Principal Seller will not and will cause its Affiliates not to, alone or in association with any other Person, directly or indirectly, own, manage, operate, control, participate in, provide advice or services to, invest in, or carry on a business which engages in the Business or a portion of the Business anywhere in the United States. Notwithstanding the foregoing or anything else herein to the contrary, each Principal Seller and its Affiliates may (i)
hold less than three percent (3%) of the outstanding voting stock of a publicly traded company engaged in the Business, (ii) own a passive equity interest representing less than thirty-five percent (35%) of a private debt or equity investment fund in which such Principal Seller does not have the ability to control or exercise any managerial influence of such fund; (iii) serve on a governing board of, or otherwise act an advisory capacity to, any Person who does not engage in the Business; and (iv) engage in any other activity that would otherwise be prohibited under this Section 6.2(a) for which Purchaser provides prior written consent. For purposes of this Section 6.2(a), Principal Sellers shall not be considered Affiliates of each other. Notwithstanding the foregoing or anything else herein to the contrary, this Section 6.2(a) shall not apply to any portfolio company or other business in which Peterson Partners has a debt, equity or other economic interest, so long as such portfolio company or other business does not consult with or take direction from Peterson Partners VII, L.P., or any of its employees, officers, directors, managers or general partners with respect to any of the abovementioned prohibited forms of participation in a business which engages in the Business or a portion of the Business.

(b)    Each Principal Seller covenants and agrees that for a period of three (3) years from and after the Closing, such Principal Seller will not, whether for its own account or for the account of any Person, directly or indirectly, solicit, offer employment to or hire any individual that is employed by the Company on the Closing Date. Notwithstanding the foregoing or anything else herein to the contrary, (i) each Principal Seller may solicit, offer employment to or hire any such individual (A) through public advertising or general solicitations (including via print, broadcast media or Internet postings) that are not specifically targeted at employees of the Company, or (B) who voluntarily, on her or her own initiative, seeks employment or contracted engagement with such Principal Seller without solicitation by such Principal Seller (except as permitted herein); provided that, such individual was not employed by the Company during the three (3) months preceding their employment under clause (B); and (ii) this Section 6.2(b) shall not apply to the hiring or solicitation of any individual that is employed by the Company on the Closing Date by any portfolio company or other business in which Peterson Partners has a debt, equity or other economic interest, so long as such portfolio company or other business does not consult with or take direction from Peterson Partners VII, L.P., or any of its employees, officers, directors, managers or general partners with respect to such hiring or solicitation.

(c)    Each Principal Seller covenants and agrees that for a period of three (3) years from and after the Closing, such Principal Seller will not, whether for its own account or for the account of any Person, directly or indirectly, induce or attempt to induce any Person that is a customer or supplier of a Company on the Closing Date to cease doing business, reduce the volume of its business or otherwise change its relationship with the Company. Notwithstanding the foregoing or anything else herein to the contrary, this Section 6.2(c) shall not apply to the solicitation of any customer or supplier by any portfolio company or other business in which Peterson Partners has a debt, equity or other economic interest, so long as such portfolio company or other business does not consult with or take direction from Peterson Partners VII, L.P., or any of its employees, officers, directors, managers or general partners with respect to such inducement or solicitation.

(d)    Each Principal Seller acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the covenants contained in this Section 6.2 would be inadequate and, accordingly, such Principal Seller agrees that Purchaser will, in addition to any other rights and remedies which Purchaser may have at law, be entitled to seek equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of any such covenant, as may be available from any court of competent jurisdiction. In addition, such Principal Seller agrees that the terms of the covenants contained in this Section 6.2 are fair, reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any of the covenants contained in this Section 6.2 are determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then such covenant will not be deemed void, and the Parties agree that the scope of such covenant may be modified by the court and that such covenant will be amended in accordance with such modification, it being specifically agreed by the Parties that it is their continuing desire that each covenant contained in this Section 6.2 be enforced to the full extent of its terms and conditions or if a court finds the scope of such covenant unenforceable, the court should redefine such covenant so as to comply with applicable Law.

Section 6.3    Confidentiality. Each Principal Seller covenants and agrees that for a period of three (3) years from and after the Closing, such Principal Seller shall not, and shall cause its Affiliates, agents and other representatives not to, directly or indirectly, disclose, divulge or make use of any Confidential Information related to the business of the Company except (a) to the extent required by Law or legal process (but only after such Principal Seller has provided Purchaser with reasonable notice and opportunity to take action against any legally required disclosure), (b) in connection with such Principal Seller’s compliance with the terms of this Agreement, the enforcement or exercise of such Principal Seller’s rights hereunder or the fulfillment of such Principal Seller’s obligations under this Agreement, (c) to the extent such Principal Seller or any Affiliate of such Principal Seller determines that such use or disclosure is reasonably necessary for the defense of any Legal Proceeding against such Principal Seller or any Affiliate of such Principal Seller, including in connection with challenging or defending any claim for indemnification under this Agreement, and (d) to the extent required by accounting requirements, including in connection with any accounting, audit, Tax or regulatory compliance of such Principal Seller or any Affiliate thereof. Notwithstanding the foregoing, following the Closing, Peterson Partners will be allowed to disclose the principal terms of this Agreement and the transactions contemplated hereby without the prior written consent of Purchaser to Peterson Partners’ agents, advisors, attorneys, consultants, auditors, limited partners, general partners, financing sources, potential investors, and any Peterson Representative so long as such persons have entered into a confidentiality agreement containing terms similar to this Section 6.3 or are subject to a similar obligation or duty; provided that Peterson Partners may disclose the acquisition of the Company by Purchaser, the Purchase Price, and other principal terms of this Agreement customarily included in investment teasers and similar investment marketing materials to any of the foregoing Persons without such Persons having entered into a confidentiality agreement containing terms similar to this Section 6.3 or being subject to a similar obligation or duty, provided, however, that such terms must have been publicly disclosed in SunPower’s public filings with the Securities and Exchange Commission.

Section 6.4    Indemnification of Officers and Managers. From the Closing until the sixth (6th) anniversary of the Closing Date, all rights to indemnification by the Company existing in favor of those Persons who were immediately prior to Closing, or at any time prior to the Closing Date, managers or officers of the Company (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Closing, as provided in the Organizational Documents of the Company, as applicable, shall be observed by the Company, as applicable, to the fullest extent available pursuant to the Organizational Documents of the Company under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 6.4 until disposition of such claim; provided, however, that no Principal Seller shall be entitled to any such indemnification in connection with any claim arising from or relating to the same facts and circumstances giving rise to a claim by Purchaser under Article 9. The provisions of this Section 6.4 are intended to be for the benefit of, and will be enforceable in accordance with their terms by, each of the D&O Indemnified Persons and their successors, assigns and heirs.

Section 6.5    Efforts and Cooperation Regarding Competition Law Filings.

(a)    Subject to the terms and conditions herein provided, if not made prior to the Closing, each of Purchaser and Principal Sellers will use, and Principal Sellers shall cause the Company to use, their respective commercially reasonable efforts and will cooperate fully with one another to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and to obtain promptly all approvals, orders, permits or other consents of any applicable Competition Authorities necessary for the consummation of the transactions contemplated by this Agreement, including any notifications and expiration or termination of any waiting periods under the HSR Act and the satisfaction, but not the waiver, of the closing conditions set forth in Sections 8.1(d) and (e) and 8.2(d) and (e). Without limiting the generality of the foregoing, each of the Purchaser and Principal Sellers shall use, and Principal Sellers shall cause the Company to use, commercially reasonable efforts to obtain consents of all Competition Authorities necessary to consummate the transactions contemplated by this Agreement.

(b)    Each Party shall cooperate and promptly provide information to other Parties necessary to prepare filings and make appropriate filings, if necessary, pursuant to the Competition Laws with respect to the transactions contemplated by this Agreement, and shall supply as promptly as practicable to the appropriate Competition Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or other Competition Laws.

(c)    Each Party shall keep the other Parties reasonably informed with respect to the status of any such submissions and filings to such Competition Authorities and reasonably cooperate with each other, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration or termination of any waiting period; (C) the utilization of any pull and refiling procedure; (D) communications and meetings with Competition Authorities; (E) any timing agreement with any Competition Authority; (F) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or Legal Proceeding under the Competition Laws or other applicable Laws; and (G) the nature and status of any objections raised or proposed or threatened to be raised under the Competition Laws or other applicable Laws with respect to the transactions contemplated under this Agreement.

(d)    Purchaser and Principal Sellers shall, subject to applicable Law relating to the exchange of information, do the following: (i) promptly notify the other Parties of (and if in writing, furnish the other Parties with copies of) any request, inquiry, objection, charge or other claim, actual or threatened, or other communication to such person from a third-person or any Competition Authority, including, without limitation, the Federal Trade Commission and the U.S. Department of Justice, regarding the filings and submissions described in this Section 6.5, or in connection with the transactions contemplated by this Agreement, and, to the extent reasonably feasible permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed substantive written response to any communication from a Competition Authority regarding the filings and submissions described in this Section 6.5; (ii) keep the other Parties reasonably informed of any developments, meetings or discussions with any Competition Authority in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement, including, without limitation, the status of any request,inquiry, objection, or other claim by the Federal Trade Commission and the U.S. Department of Justice; and (iii) not independently participate in any meeting or discussions with a Competition Authority in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement without giving the other Parties prior notice of such meeting or discussions and, unless prohibited by such Competition Authority, the opportunity to attend or participate; provided, that the Parties shall be permitted to reasonably redact any correspondence, filing, submission or communication to the extent such correspondence, filing, submission or communication contains competitively or commercially sensitive information, including information relating to the valuation of the transactions, and, provided that all such sensitive information and documents pertinent to any competitive review, investigation or Legal Proceeding is provided to antitrust counsel for Purchaser, which may be designated as limited for “Outside Counsel Only” to the extent it includes competitively sensitive information.

(e)    Notwithstanding the foregoing, nothing in this Section 6.5 or otherwise in this Agreement including exercise of reasonable best efforts or any commercially reasonable efforts shall require any Party to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of such Party or of the Company or any Affiliate of either, or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of such Party or the Company or any Affiliate of either.

(f)    In the event any claim, action, suit, investigation or other Legal Proceeding by any Competition Authority or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties, at the expense of Purchaser, agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other Legal Proceeding and, if an injunction or other order is issued in any such action, suit or other Legal Proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby. Purchaser, at its expense, shall be entitled to direct the antitrust defense of transactions contemplated by this Agreement, or negotiations with, any Competition Authority or other third party relating to the transactions or regulatory filings under applicable Competition Laws, subject to the provisions of this Section 6.5. No Party shall make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Competition Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as Purchaser and Principal Sellers mutually agree.

ARTICLE 7
CERTAIN TAX MATTERS

Section 7.1    Consistent Tax Reporting. The Parties agree that unless otherwise required by applicable Law, for U.S. federal income tax purposes, the purchase and sale of the Interests shall be treated, from the perspective of the Sellers, as a sale of partnership interests and, from Purchaser’s perspective, as an asset acquisition, as provided for in Situation 1 of IRS Revenue Ruling 99-6, 1999-1 C.B. 432. The Parties further agree to (a) report the transactions contemplated by this Agreement in all respects consistently with this Section 7.1 and the other provisions of this Agreement for purposes of any federal, state, local or foreign Tax Return and (b) not take any actions or positions inconsistent with the obligations of the Parties set forth herein. The Parties also agree (x) that the Contingent Purchase Consideration paid (or to be paid) to The Skein Trust, The Gosling Trust, and Michael Rands constitutes a portion of the purchase consideration payable to them (in accordance with the provisions of this Agreement) in exchange for their Interests and not as compensation for services, (y) that the forfeited Deferred Service Provider Payments that are paid (or to be paid) to the Sellers pursuant to Section 2.5(a) constitute a portion of the purchase consideration payable to them (in accordance with the provisions of this Agreement) in exchange for their Interests and not as compensation for services, and (z) to report any and all payments of the Contingent Purchase Consideration and forfeited Deferred Service Provider Payments paid to Sellers as part of the Purchase Price and that Purchaser will not deduct or otherwise treat such payments as compensation.

Section 7.2    Returns; Payment of Taxes.

(a)    Principal Sellers shall prepare and file, or cause to be prepared and filed, in accordance with past practice, all Returns of Sellers and the Company that are required to be filed before the Closing Date and pay or cause to be paid any Taxes due in respect of such Returns.

(b)    Purchaser shall prepare and file, or cause to be prepared and filed, all Returns of Blue Raven and its subsidiaries that are required to be filed after the Closing Date and timely remit any Taxes shown to be due on such Returns to the applicable Taxing Authorities, subject to Principal Sellers’ obligation to pay Purchaser the Seller Tax
Obligations, if any. Before filing any income Tax Return with respect to a Pre-Closing Tax Period or Straddle Period (a “Purchaser Return”), Purchaser shall deliver, or cause to be delivered, to Seller Representative for review and comment, at least forty-five (45) days prior to the due date thereof (giving effect to any extensions thereto) a completed copy of such Purchaser Return along with a statement (the “Tax Statement”) identifying and summarizing the methodology used to calculate the amount of Seller Tax Obligations. If Seller Representative agrees with such Purchaser Return and the Tax Statement, then Seller Representative shall so notify Purchaser and Principal Sellers shall pay to (or as directed by) Purchaser the amount of Taxes shown on the Tax Statement as being Seller Tax Obligations, and such payments shall be made in each case no later than five (5) Business Days prior to the due date for paying such Taxes to the relevant Taxing Authority. If, however, within twenty (20) days after receipt of a Purchaser Return and Tax Statement, Seller Representative (i) notifies Purchaser that it disputes the accuracy of the Purchaser Return or amount of Taxes shown on the Tax Statement as being Seller Tax Obligations and (ii) provides Purchaser with a statement setting forth in reasonable detail its computation of the amount of Taxes that should be Seller Tax Obligations and/or any errors in such Purchaser Return, then Purchaser and Seller Representative shall attempt to resolve their disagreement within five (5) days following Seller Representative’s notification of Purchaser of such disagreement. If Purchaser and Seller Representative are not able to resolve their disagreement, the dispute shall be submitted to the Independent Accountant for resolution in accordance with the principles of Section 2.4(e). If the Independent Accountant is unable to resolve all objections before the due date for filing such Purchaser Tax Return, the Tax Return shall be filed as initially prepared by Purchaser and then amended, if necessary, to reflect the decision of the Independent Accountant. The determination of the Independent Accountant shall be binding on the Parties. The cost of the services of the Independent Accountant will be shared equally by Principal Sellers, on the one hand, and Purchaser, on the other hand. Notwithstanding the foregoing, Principal Sellers shall not be required to pay Seller Tax Obligations or any other Taxes pursuant to this Section 7.2(b) to the extent that such Seller Tax Obligations or other Taxes are taken into account in the final determination of the Closing Net Working Capital and result in a reduction to the final Purchase Price.

Section 7.3    Straddle Period Allocation; Refunds.

(a)    In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the Pre-Closing Tax Period shall (a) in the case of any property or ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any other Taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. Any credits relating to a Straddle Period shall be allocated on a basis consistent with the allocations made pursuant to the preceding sentence.

(b)    Except to the extent taken into account in the final determination of the Closing Net Working Capital, Principal Sellers are entitled to receive any Tax refunds for Pre-Closing Tax Periods. Purchaser shall promptly deliver to Seller Representative the amount of any refund it receives to which Principal Sellers are entitled hereunder, without interest (other than interest received from the applicable Taxing Authority), net of reasonable expenses (including Taxes) with respect thereto or incurred in connection therewith.

Section 7.4    Allocation of Purchase Price. Purchaser shall prepare an allocation of the Final Purchase Price and liabilities that are amounts realized for U.S. federal income tax purposes among the assets of Blue Raven and its subsidiaries in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or non-U.S. Law, as appropriate), which allocation shall made in accordance with the allocation set forth in Schedule 7.4 and be binding on Purchaser, Sellers, and Blue Raven and its subsidiaries. Purchaser shall deliver such allocation to Sellers Representative within ninety (90) days after the Closing for review. The Principal Sellers shall have ten (10) days from receipt of Purchaser’s allocation to notify Purchaser of an objection thereto. If the Principal Sellers timely object to such allocation and Purchaser agrees, Purchaser shall change such allocation and notify the Sellers Representative thereof. If the Parties fail to resolve a timely objection, they shall submit the dispute to the Independent Accountant in accordance with the principles of Section 2.4(e). Purchaser, Sellers, and Blue Raven and its subsidiaries agree to make all appropriate Tax filings on a basis consistent with the agreed allocation and to provide a draft of any required information Return to the other Parties, if requested, at least ten (10) days prior to the filing of any such Return. None of Sellers, Purchaser, or Blue Raven or its subsidiaries shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law. The Parties shall timely file any required IRS Forms 8594 in a manner consistent with such asset allocation.

Section 7.5    Cooperation on Tax Matters. Purchaser and Sellers shall cooperate fully, to the extent reasonably requested by the other Parties, in connection with the filing of Returns and any audit or Legal Proceeding with respect to Taxes.
Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Return filing, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. After the Closing, Purchaser shall make available to Sellers all of the books and records of Blue Raven and its subsidiaries to the extent reasonably necessary for Seller’s filing of Returns pursuant to Section 7.2(a) or for any other reasonable purpose related to Seller’s ownership of Blue Raven and its subsidiaries prior to the Closing.

Section 7.6    Control of Audits. After the Closing Date, except as set forth in the next sentence, Purchaser shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to Blue Raven and its subsidiaries (each, a “Contest”), but Seller Representative shall have the right to participate in such Contest with respect to any Straddle Period at Principal Sellers’ expense, and Purchaser shall not settle, compromise and/or concede any portion of such Contest that could materially affect the Tax liability of Principal Sellers for any Straddle Period without the written consent of Seller Representative (which shall not be unreasonably withheld, conditioned or delayed). In the case of a Contest after the Closing Date that relates solely to Pre-Closing Tax Periods, Seller Representative, at Principal Sellers’ expense, shall control the conduct of such Contest, using counsel reasonably satisfactory to Purchaser, but Purchaser shall have the right to participate in such Contest at its own expense, and Seller Representative shall not settle, compromise and/or concede any portion of such Contest that could materially affect the Tax liability of Blue Raven or its subsidiaries for any taxable year (or portion thereof) after the Closing Date without the written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed); provided that, if Seller Representative fails to assume control of the conduct of any such Contest within thirty (30) days following the receipt by Seller Representative of notice of such Contest, Purchaser shall have the right to assume control of such Contest and shall be entitled to settle, compromise and/or concede any portion of such Contest. Purchaser shall promptly notify Seller Representative of the commencement of any audit or examination by any Taxing Authority of Blue Raven and its subsidiaries that includes a Pre-Closing Tax Period or a Straddle Period. Seller Representative shall promptly notify Purchaser if he becomes aware of the commencement of any audit or examination by any Taxing Authority of Blue Raven and its subsidiaries for any taxable period. To the extent of any conflict between this Section 7.6 and Section 9.5, this Section 7.6 shall control.

Section 7.7    Transfer Taxes; Tax Sharing Agreements.

(a)    All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees incurred in connection with this Agreement shall be paid by Purchaser when due, and Purchaser shall timely file or cause to be filed all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration, and other Taxes, fees and charges, as required to be filed by it under applicable Law, and Principal Sellers will reasonably cooperate with respect thereto as necessary and, if required by applicable Law, join in the execution of any such Returns and other documentation.

(b)    Principal Sellers shall cause any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract between Blue Raven and any other Person to be terminated as of the Closing Date such that, from and after the Closing Date, Blue Raven shall not be obligated to make any payment pursuant to any such agreement for any Tax period.

ARTICLE 8
OBLIGATIONS TO CLOSE; CLOSING DELIVERABLES

Section 8.1    Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Interests and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

(a)    Each of the representations and warranties contained in ARTICLE 3 and ARTICLE 4 shall be true and correct in all respects as of the Closing Date (except to the extent any representation or warranty expressly relates to a specific date, in which case as of that specific date);

(b)    Sellers shall have performed in all material respects and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing;

(c)    The provisions of Section 8.3 shall have been complied with in all respects;

(d)    All filings required pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof have expired or been terminated; and

(e)    None of the parties shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

Section 8.2    Conditions Precedent to Sellers’ Obligation to Close. Sellers’ obligation to sell the Interests and to take the other actions required to be taken by Sellers’ at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller Representative, in whole or in part):

(a)    Each of the representations and warranties contained in ARTICLE 5 shall be true and correct in all respects as of the Closing Date (except to the extent any representation or warranty expressly relates to a specific date, in which case as of that specific date);

(b)    Purchaser shall have performed in all material respects and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by Purchaser prior to or at the Closing;

(c)    The provisions of Section 8.4 shall have been complied with in all respects;

(d)    All filings required pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof have expired or been terminated; and

(e)    None of the parties shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

Section 8.3    Closing Deliverables of Sellers. On the Closing Date, Sellers will deliver or cause to be delivered to Purchaser (or to such other Person indicated below) the following:

(a)    Each of the Ancillary Agreements to which any Seller or the Company is a party, duly executed by such Seller or Company, as applicable;

(b)    All Consents set forth on Schedule 8.3(b), which Consents will be in full force and effect and not subject to any condition or waiver that has not been satisfied;

(c)    Evidence satisfactory to Purchaser, including payoff letters, evidencing the repayment in full of all Indebtedness;

(d)    Evidence satisfactory to Purchase, that the PPP Loan has been forgiven;

(e)    Evidence that the execution, delivery and performance by Sellers of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Sellers and the Company, and any vote, approval or consent required to be received or obtained in connection therewith has been received or obtained;

(f)    A good standing certificate (or equivalent) for the Company from the Governmental Authorities of its jurisdiction of formation, each as of a date within fifteen (15) days of the Closing Date;

(g)    A certificate from each Seller pursuant to Treasury Regulations Section 1.1445-2(b) certifying that such Seller is not a foreign person within the meaning of Section 1445 of the Code, in form and substance reasonably satisfactory to Purchaser;

(h)    Resignations, effective as of the Closing, of each manager and officer of Blue Raven and its subsidiaries set forth on Schedule 8.3(h); and

(i)    Such other agreements, consents, documents, instruments and writings as are reasonably requested by Purchaser to be delivered by Sellers in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 8.4    Closing Deliverables of Purchaser. On the Closing Date, Purchaser will deliver or cause to be delivered to Seller Representative (or to such other Person indicated below) the following:

(a)    The Estimated Closing Cash Payment in accordance with Section 2.2;

(b)    Each of the Ancillary Agreements to which Purchaser is a party, duly executed by Purchaser;

(c)    Evidence that the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Purchaser, and any vote, approval or consent required to be received or obtained in connection therewith has been received or obtained;

(d)    The R&W Insurance Policy, which shall be bound at or prior to the Closing; and

(e)    Such other agreements, consents, documents, instruments and writings as are reasonably requested by Seller Representative to be delivered by Purchaser in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE 9
SURVIVAL; INDEMNIFICATION

Section 9.1    Survival. The Fundamental Representations will survive until the later of the date that is six (6) years following the Closing Date or sixty (60) days following the expiration of the applicable statute of limitations. All other representations and warranties in this Agreement shall not survive the Closing. All covenants will survive until the date they otherwise expire, whether by their express terms or as a matter of applicable Law. Notwithstanding anything contained herein to the contrary, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party has been notified of a claim for indemnification in accordance with the terms of this ARTICLE 9 and such claim has not been finally resolved or disposed of as of such date, such claim for indemnification will continue to survive and will remain a basis for indemnification hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 9.2    Indemnification of Purchaser.

(a)    Subject to the limitations set forth in this ARTICLE 9, from and after the Closing, Principal Sellers, severally and not jointly, will indemnify and hold harmless and defend Purchaser, its Affiliates (including, following the Closing, Blue Raven and its subsidiaries) and its and their respective shareholders, officers, directors, members, managers, partners, employees, representatives and agents, and their respective successors and assigns of the foregoing (the “Purchaser Indemnified Parties”), from and against any and all Losses suffered or incurred by any such Purchaser Indemnified Party arising out of, relating to or resulting from:

(i)    any breach or inaccuracy of any Fundamental Representation set forth in ARTICLE 3;

(ii)    any breach of any of the covenants or agreements made by Sellers collectively (and not individually) in this Agreement or any Ancillary Agreement, other than breaches of Section 6.2 and Section 6.3;

(iii)    any Indebtedness with respect to a pre-Closing period, to the extent outstanding at the Closing and not included as a current liability in Closing Net Working Capital;

(iv)    any Transaction Expenses with respect to a pre-Closing period, to the extent unpaid at the Closing; or

(v)    the items set forth on Schedule 9.2(a)(v).

(b)    Subject to the limitations set forth in this ARTICLE 9, from and after the Closing, each Seller, severally for itself and not jointly, will indemnify and hold harmless and defend each Purchaser Indemnified Parties from and against any and all Losses suffered or incurred by any such Purchaser Indemnified Party arising out of, relating to or resulting from:

(i)    any breach or inaccuracy of any Fundamental Representation of such Seller set forth in ARTICLE 4; or

(ii)    any breach of any of the covenants or agreements made by such Seller individually (and not collectively) in this Agreement or any Ancillary Agreement, including breaches of Section 6.2 and Section 6.3.

Section 9.3    Indemnification of Sellers. From and after the Closing, Purchaser will indemnify and hold harmless and defend Sellers and their respective shareholders, directors, members, managers, partners, employees, trustees, representatives, agents, heirs, successors, and assigns (as applicable, the “Seller Indemnified Parties”) from and against any and all Losses suffered or incurred by or any such Seller Indemnified Party arising out of, relating to or resulting from (i) any breach or inaccuracy of any representation or warranty of Purchaser contained in ARTICLE 5 and (ii) any breach of any of the covenants or agreements of Purchaser contained in this Agreement.

Section 9.4    Certain Limitations.

(a)    Notwithstanding anything herein to the contrary, the maximum liability of each Principal Seller under Section 9.2(a)(i) shall be the pro rata share of the Purchase Price (ignoring for purposes of this Section 9.4, the pro rata share of the Charitable Seller) of such Principal Seller as set forth in the Funds Flow Memorandum; provided, however, that this Section 9.4(a) shall not apply to any Losses attributable to the breach of covenants or involving fraud.

(b)    No Principal Seller shall be liable to any Purchaser Indemnified Party for (i) breach or non-performance by any other Seller (other than the Charitable Seller) of the representations, warranties, covenants and agreements of such other Seller (other than the Charitable Seller) set forth in this Agreement or any Ancillary Agreement, or (ii) fraud by any other Person (in which case a claim for fraud may be asserted by any Purchaser Indemnified Party solely against the Seller (other than the Charitable Seller) who committed such fraud and no other Seller shall be liable for the fraud committed by any other Seller (other than the Charitable Seller)).

(c)    Notwithstanding anything herein to the contrary, the maximum liability of the Charitable Seller under this Agreement, including this ARTICLE 9, shall be the actual proceeds received hereunder by the Charitable Seller.

(d)    For purposes of the indemnity contained in this ARTICLE 9, all qualifications and limitations set forth in the parties’ representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement and the Losses arising therefrom.

Section 9.5    Procedure for Indemnification.

(a)    If any third party notifies any Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the Indemnifying Party under this ARTICLE 9, then the Indemnified Party must promptly, and in any event within thirty (30) days after receiving notice of such Third Party Claim, notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party.

(b)    The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, reasonably satisfactory to the Indemnified Party, so long as the Indemnifying Party notifies the Indemnified Party, within 30 days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party (or, if earlier, 10 days before an answer is due in the applicable Legal Proceeding), that the Indemnifying Party is assuming the defense of such Third Party Claim and acknowledging that the Losses relating to such claim are the responsibility of the Indemnifying Party, provided, however, that, the Indemnifying Party shall not be entitled to defend the Indemnified Party if (i) such Third Party Claim (A) seeks injunctive relief, (B) seeks other equitable relief that, if such Third Party were to prevail on such equity claims, would result in material restrictions on the operation of the business of Blue Raven and its subsidiaries, or (C) is brought by a Governmental Authority, or (ii) the Indemnified Party has been advised by counsel that there is an actual conflict of interest between the Indemnifying Party and the indemnified Party. In the event that the Indemnifying Party fails to assume the defense of any Third Party Claim within the period required by this Section 9.5(b), the Indemnified Party will have the right to undertake the defense of such Third Party Claim at the expense and for the account of the Indemnifying Party. In the event the Indemnified Party undertakes defense of such Third Party Claim pursuant to this Section 9.5(b), (1) the Indemnifying Party may retain separate co-counsel at its sole cost and expense, (2) the Indemnified Party will not, without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed), consent to any admission or the entry of any judgment with respect to the matter, or enter into any settlement.

(c)    So long as the conditions set forth in Section 9.5(b) are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 9.5(b), (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense, and (iii) the Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld or delayed), consent to any admission or the entry of any judgment with respect to the matter, or enter into any settlement which (A) imposes an injunction or other equitable relief upon the Indemnified Party, (B) does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, (C) includes any statement as to or an admission of fact, culpability or failure to act by or on behalf of the Indemnified Party or any of its Affiliates or (D) requires any monetary payment by the Indemnified Party and (iv) with respect to any Third Party Claim where indemnification is being sought under the R&W Insurance Policy, the Indemnifying Party will not, without, the prior written consent of the insurer(s) under the R&W Insurance Policy, consent to any admission or the entry of any judgment with respect to the matter, or enter into any settlement, to the extent Purchaser would be required to obtain such consent under the R&W Insurance Policy.

Section 9.6    Notice of Direct Claims. Any claim for indemnification of Losses under this ARTICLE 9 that is not a Third Party Claim (a “Direct Claim”) by an Indemnified Party will be asserted by giving prompt written notice thereof to the Indemnifying Party; provided, however, that any delay in providing, or the failure to provide such notification, will not affect the right of the Indemnified Party to indemnification hereunder except in the event that such delay or failure extends past the applicable survival expiration date set forth in Section 9.1 or to the extent that the Indemnifying Party is materially prejudiced by the delay or failure. Such notice will describe the Direct Claim in reasonable detail, including (to the extent practicable) copies of any written evidence thereof and will indicate the estimated amount of Losses, if reasonably determinable, that has been sustained by the Indemnified Party. The Indemnifying Party will have until 5:00 p.m., Mountain Time, on the date that is twenty (20) days after the Direct Claim is asserted to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such twenty (20) day period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party does respond within such twenty (20) day period to reject the Direct Claim, however, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this ARTICLE 9.

Section 9.7    Payment of Losses. No later than ten (10) Business Days following the final determination of the amount of any Losses payable by Principal Sellers to any Purchaser Indemnified Party in accordance with this ARTICLE 9, Principal Sellers, severally and not jointly, shall pay the amount of such Losses to Purchaser (i) in accordance with their respective pro rata shares as set forth on the Funds Flow Memorandum (ignoring for purposes of this Section 9.7, the pro rata share of the Charitable Seller), in cash, by wire transfer of immediately available funds to an account designated in writing by Purchaser, or (ii) to the extent applicable, from the Escrow Account in the amounts and on the terms set forth on Schedule 9.2(a)(v). No later than ten (10) Business Days following the final determination of the amount of any Losses payable to any Seller Indemnified Party in accordance with this ARTICLE 9, Purchaser shall pay to Seller Representative, in cash, by wire transfer of immediately available funds to an account designated in writing by Seller Representative, the amount of such Losses.

Section 9.8    R&W Insurance Policy.

(a)    The Parties acknowledge that Purchaser is obtaining the R&W Insurance Policy and that the fees, costs and expenses (including any premium) associated with purchasing the R&W Insurance Policy that are required to be paid to the insurer providing the R&W Insurance Policy shall be borne and paid by Purchaser (except that the Sellers shall pay a portion of the R&W Insurance Policy by payment of the Transaction Insurance Premiums). Except with respect to Fundamental Representations and any items set forth on Schedule 9.2(a)(v), the R&W Insurance Policy is Purchaser’s sole recourse with respect to any breach or inaccuracy of any representation or warranty in this Agreement, any Ancillary Agreement or any certificate or instrument delivered pursuant hereto. Additionally, except as set forth in the following sentence, any retention or deductible associated with the R&W Insurance Policy shall be borne and paid solely by Purchaser. With respect to Losses indemnifiable pursuant to Section 9.2(a)(i), the Purchaser Indemnified Parties shall recover (i) first, from Principal Sellers, severally and not jointly in accordance with their respective pro rata shares as set forth on the Funds Flow Memorandum (ignoring for purposes of this Section 9.8, the pro rata share of the Charitable Seller), to the extent of any unpaid retention or deductible under the R&W Insurance Policy, (ii) second, from the R&W Insurance Policy and (iii) thereafter, if coverage under the R&W Insurance Policy is insufficient to satisfy such Losses, directly from Principal Sellers, severally and not jointly in accordance with their respective pro rata shares as set forth on the Funds Flow Memorandum (ignoring for purposes of this Section 9.8, the pro rata share of the Charitable Seller); provided that the foregoing limitations shall not apply to Losses based upon or resulting from fraud.

(b)    From and after the Closing Date, Purchaser shall not (and shall cause its Affiliates to not) amend the R&W Insurance Policy in a manner which would prejudice Sellers without Seller Representative’s prior written consent.

(c)    The R&W Insurance Policy shall expressly provide that (i) the insurer(s) have no subrogation rights and may not and will not pursue any claim against Sellers or any of their respective Affiliates, as a result of any alleged breach of any representation or warranty or of the indemnification obligations of Sellers under this ARTICLE 9, other than as a result of any such breach involving fraud by a Seller; (ii) Sellers and their respective Affiliates are third party beneficiaries of the promise of the insurer(s) to not pursue claims against Sellers, except in the event of fraud pursuant to clause (i) above; and (iii) without limiting the generality of Section 9.9(b), following the Closing, Purchaser may not modify the limitations on subrogation against Sellers in the R&W Insurance Policy without Seller Representative’s express written consent.

(d)    The limitations on indemnification set forth in Section 9.9 shall not apply to restrict Purchaser’s rights under the R&W Insurance Policy, but will apply in all other cases.

(e)    Following the Closing, except for the remedies described in Section 10.11, Purchaser shall have no remedy against Principal Sellers for any breach or inaccuracy of any representation or warranty in this Agreement, any Ancillary Agreement or any certificate or instrument delivered pursuant hereto other than with respect to Fundamental Representations pursuant to Sections 9.2(a)(i) and 9.8(a) (provided that the foregoing will not limit or apply in any manner to Purchaser’s rights to recover from any insurer in respect of the R&W Insurance Policy for any such breach or inaccuracy under the R&W Insurance Policy).

Section 9.9    Additional Limitations. Notwithstanding the foregoing, the Parties expressly intend and agree as follows:

(a)    From and after the Closing, the indemnification provisions provided for in this ARTICLE 9 will be the exclusive remedy for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or any other claims relating to the subject matter of this Agreement or any Ancillary Agreement, except in the case of fraud (in which case a claim may be asserted by an Indemnified Party solely against the Person who committed such fraud, and no other Person) or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available pursuant to Section 6.2 and Section 10.11. For the avoidance of doubt, any adjustments made to the Purchase Price pursuant to Section 2.4 shall not be considered “remedies” for purposes of this Section 9.9(a) and shall not be limited by the terms of this Section 9.9(a).

(b)    The amount of any Loss subject to indemnification hereunder and recoverable against Principal Sellers will be calculated net of any insurance proceeds actually received by the Indemnified Party from any insurer on account of such Loss or from any indemnity, contribution or other similar payment (as reduced by any related retrospective or prospective increase in premiums and taking into account all costs and expenses reasonably incurred in procuring such proceeds and any Taxes paid or payable as a result of the receipt of such proceeds). The Indemnified Party shall use its commercially reasonable efforts to seek recovery under insurance policies (including the R&W Insurance Policy and any insurance policy covering the items of special indemnification set forth in Schedule 9.2(a)(v)) or other indemnity, contribution or other similar agreements for any Losses prior to seeking recovery for such Losses from the Indemnifying Party pursuant to, and subject to the limitations of, this ARTICLE 9; except that the Indemnified Party shall not be required to seek recovery under the R&W Insurance Policy with respect to the items of special indemnification set forth in Schedule 9.2(a)(v).

(c)    Notwithstanding anything to the contrary in this Agreement, it is intended that the provisions of this Agreement will not result in any duplicative payment of any amount required to be paid under this Agreement (and Principal Sellers shall not be required to indemnify any Purchaser Indemnified Party in respect of any matter to the extent such matter can be shown by Principal Sellers to have been taken into account in the final computation of the Closing Net Working Capital), and this Agreement shall be construed accordingly.

(d)    Any indemnity payment made pursuant to this ARTICLE 9 shall be treated as an adjustment to the Purchase Price for federal, state, local provincial or foreign Tax purposes unless a contrary treatment is required under applicable Law.

Section 9.10    Liability of Charitable Seller. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, each Party acknowledges that the Charitable Seller is a public charity and agrees that the Charitable Seller is not (a) making any of the representations and warranties set forth in this Agreement or any Ancillary Agreement (including those set forth in ARTICLE 3 and ARTICLE 4), other than those set forth in Section 4.2, and, in such case, solely as to the Charitable Seller and not as to any of the other Parties or (b) agreeing to any covenants set forth in this Agreement, including those set forth in ARTICLE 6 other than Section 6.1. In no event shall Purchaser, any Principal Seller, or any Purchaser Indemnified Party be entitled to bring any claims for indemnification or pursue any other recourse, at law or in equity, from or against the Charitable Seller through the terms of this Agreement or through state, federal, or local Laws, except with respect to fraud by the Charitable Seller or a breach by the Charitable Seller of its representations and warranties set forth in Section 4.2.

ARTICLE 10
MISCELLANEOUS

Section 10.1    Seller Representative.

(a)    By the execution and delivery of this Agreement, Sellers hereby irrevocably constitute and appoint Seller Representative as the true and lawful agent and attorney-in-fact of Sellers with full powers of substitution to act in the name, place and stead of Sellers with respect to the performance on behalf of Sellers under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as Seller Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including the power to:

(i)    act for Sellers with respect to all indemnification matters referred to in this Agreement, including the right to compromise or settle any such claims on behalf of Sellers;

(ii)    act for Sellers with respect to all matters referred to in Section 2.4;

(iii)    amend or waive any provision of this Agreement in any manner that does not differentiate among Sellers;

(iv)    receive and receipt for any portion of the Purchase Price or any other payment due from Purchaser to Sellers pursuant to this Agreement;

(v)    receive all notices, communications, and deliveries hereunder on behalf of Sellers under this Agreement; and

(vi)    do or refrain from doing any further act or deed on behalf of Sellers which Seller Representative deems necessary or appropriate, in the sole discretion of the Seller Representative, relating to the subject matter of this Agreement as fully and completely as Sellers could do if personally present and acting and as though any reference to Sellers in this Agreement was a reference to Seller Representative.

(b)    The appointment of Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Seller Representative as the act of Sellers in all matters referred to in this Agreement. Sellers hereby ratify and confirm all that Seller Representative shall do or cause to be done by virtue of Seller Representative’s appointment as Seller Representative of Sellers. Seller Representative shall act for Sellers on all of the matters set forth in this Agreement in the manner Seller Representative believes to be in the best interest of Sellers, but Seller Representative shall not be responsible to Sellers for any Loss or damage Sellers may suffer by reason of the performance by Seller Representative of such Seller Representative’s duties under this Agreement, other than loss or damage arising from fraud or willful misconduct in the performance of Seller Representative’s duties under this Agreement.

(c)    In the event Seller Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Seller Representative shall be the Person appointed by Peterson Partners VII, L.P.; provided, however, that if for any reason no successor has been appointed within thirty (30) days of such resignation or cessation, then any of Purchaser and/or Principal Sellers shall have the right to petition a court of competent jurisdiction for appointment of a successor Seller Representative.

(d)    Seller Representative Expense Fund Amount will be used solely to pay costs, fees and expenses incurred by the Seller Representative for the benefit of Sellers pursuant to this Agreement on or after the Closing Date, and will be paid or distributed at the direction of the Seller Representative (the “Seller Representative Expense Fund”). Seller Representative Expense Fund will be held by the Seller Representative as agent and for the benefit of the Sellers in a segregated account. Seller Representative (on behalf of Sellers) will hold these funds in trust. Promptly following sixty (60) days after the date on which the Seller Representative determines, in its reasonable sole discretion, that all matters for which the Seller Representative Expense Fund may need to be used have been resolved, Seller Representative will distribute the then-remaining balance of the Seller Representative Expense Fund (if any) by wire transfer of immediately available funds to the Sellers, based on their respective pro rata shares as set forth in the Funds Flow Memorandum. For Tax purposes, the Sellers’ Representative Expense Fund shall be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.

(e)    Principal Sellers shall severally and not jointly (in accordance with their respective pro rata shares as set forth in the Funds Flow Memorandum), indemnify and hold harmless Seller Representative from and against, compensate Seller Representative for, reimburse Seller Representative for and pay any and all Losses arising out of and in connection with its activities as Seller Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, or willful misconduct of Seller Representative, Seller Representative shall reimburse Principal Sellers the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith.

(f)    Sellers agree that: (i) Purchaser shall be able to rely conclusively on the instructions and decisions of the Seller Representative or any other actions taken (or not taken) by the Seller Representative pursuant to the terms hereof, and no party hereunder shall have any cause of action against Purchaser for any action taken by Purchaser in reliance upon the instructions of the Seller Representative pursuant to the terms of this Agreement, and (ii) amounts paid to the Seller Representative by or on behalf of Purchaser in accordance with the terms of this Agreement or at the direction of the Seller Representative shall be treated as having been paid to Sellers, employees and/or executives, as applicable.

Section 10.2    Schedules. Any information disclosed pursuant to the Disclosure Schedules or any other Schedule shall be deemed to be disclosed in all sections of the Disclosure Schedules to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other section notwithstanding the omission of a reference or a cross reference thereto. Neither the specification of any dollar amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in the Disclosure Schedules or any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no Party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in the Disclosure Schedules or any other Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course, and no Party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not in the Ordinary Course for purposes of this Agreement.

Section 10.3    Notices. Any notice, request, instruction or other document required or permitted to be given under this Agreement by any Party to another Party will be in writing and will be given to such Party at its address set forth in below or to such other address as the Party to whom notice is to be given may provide in a written notice to the Party giving such notice. Each such notice, request or other communication will be effective (i) if given by certified mail, seventy-two (72) hours after such communication is deposited in the mail with certified postage prepaid addressed as aforesaid, (ii) one (1) Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, or (iii) one (1) Business Day after the date sent if sent by electronic mail or facsimile transmission, receipt confirmed in each case.

To Principal Sellers:

Peterson Partners VII, L.P., as Seller Representative
Attention: Eric Noble
2755 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
Fax: 801.365.7212
Email: enoble@petersonpartners.com,

with a copy to (which will not constitute notice):

Bennett Tueller Johnson & Deere, LLC
Attention: J. Reed Rawson
3165 East Millrock Drive, Suite 500
Salt Lake City, Utah 84121
Fax: (801) 438-2050
Email: rrawson@btjd.com

To the Charitable Seller:

The Church of Jesus Christ of Latter-day Saints
Attention: Greg N. Tarbet
Donations Room 1514
50 E. North Temple
Salt Lake City, Utah 84150
Fax: None
Email: donationsinkind@churchofjesuschrist.org

with a copy to (which will not constitute notice):

Kirton & McConkie
Attention: Michael Durham
50 E. South Temple, Suite 400
Salt Lake City, Utah 84111
Fax: None
Email: mdurham@kmclaw.com

To Purchaser:

SunPower Corporation
Attention: General Counsel
51 Rio Robles
San Jose, California 95134
Fax: None
Email: legalnoticesunpower@sunpower.com

with a copy to (which will not constitute notice):

Duane Morris LLP
865 South Figueroa Street, Suite 3100
Los Angeles, California 90017
Attention: Robert W. Kadlec
Fax: (213) 403-5453
Email: RWKadlec@duanemorris.com

Section 10.4    Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by means of a written instrument duly executed and delivered on behalf of Purchaser and Seller Representative; provided that this Agreement may not be amended, supplemented or changed or waived in a manner that is adverse to the Charitable Seller, without the prior written consent of the Charitable Seller. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 10.5    Public Announcements. Purchaser shall provide Seller Representative with a reasonable opportunity to comment on the initial press release announcing this Agreement and the transactions contemplated hereby (the “Initial Press
Release”) prior to its release. Following the Initial Press Release, any Party may make press releases with respect to the closing of the transactions contemplated hereby; provided that any such press release shall be factually accurate, shall be limited to the information contained in the Initial Press Release and shall comply with the Confidentiality Agreement, Section 6.3 of this Agreement, and the other terms of this Agreement. Notwithstanding the foregoing, no such approval shall be necessary to the extent disclosure may be required by the Securities and Exchange Commission or the rules and regulations of The Nasdaq Stock Market; provided further that, in the event that Purchaser determines that disclosure is required pursuant to the preceding proviso, Purchaser shall use their reasonable commercial efforts to consult with Seller Representative prior to making the disclosure.

Section 10.6    Interpretation. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or any provision of this Agreement.

Section 10.7    Expenses. Except as expressly set forth herein, each Party will be responsible for any costs and expenses (including attorneys’ fees) incurred by such Party in connection with the transactions contemplated hereby; provided that Purchaser shall be responsible for all filing and similar fees (if any) payable in connection with any filings or submissions under the HSR Act.

Section 10.8    Attorneys’ Fees. In the event of any litigation brought to enforce or interpret this Agreement, or arising out of its negotiation, performance, or subject matter, the Party who prevails will be entitled, in addition to any other damages or relief awarded, to recover its reasonable and documented attorneys’ fees, costs and other out-of-pocket costs incurred by such Party, including those incurred at trial, in any bankruptcy or other proceeding, on appeal, and in enforcing any judgment, as determined by the court, from the losing Party.

Section 10.9    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, and any such purported assignment in violation of this Agreement will be null and void provided, however, Purchaser may assign this Agreement for collateral security purposes to any lenders, potential lenders and other customary secured parties providing financing, hedging or cash management arrangements to purchaser, without the prior written consent of any other Party.

Section 10.10    No Third-Party Beneficiaries. This Agreement, the Disclosure Schedules and the Ancillary Agreements (including the schedules and exhibits hereto and thereto) are for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this Agreement, except that each Purchaser Indemnified Party and each Seller Indemnified Party will be a third party beneficiary with respect to ARTICLE 9.

Section 10.11    Specific Performance. Each of the Parties acknowledges and agrees that a violation of any of the terms of this Agreement will cause the other Parties irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that each of the Parties will be entitled to seek specific performance, injunction, restraining Order or other equitable relief, without the posting of any bond, to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled at law or equity.

Section 10.12    Governing Law. This Agreement, and all Legal Proceedings (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Legal Proceedings based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.13    Consent to Jurisdiction. Any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and maintained exclusively in any state or federal court located in the State of Utah and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the full extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such Legal Proceeding which is brought in any such court has been brought in an inconvenient forum. To the extent not prohibited by Law, process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.3 will be deemed effective service of process on such Party.

Section 10.14    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which, taken together, will constitute one and the same Agreement, binding on the Parties. The signature of any Party to any counterpart hereof will be deemed a signature to, and may be appended to, any other counterpart hereof. In the event that any signature to this Agreement or any Ancillary Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file (or any other electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com), such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Once signed, this Agreement may be delivered by facsimile or “.pdf” format, and any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile or portable document format) is considered an original.

Section 10.15    Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement.

Section 10.16    Entire Agreement. This Agreement, the Confidentiality Agreement, the Disclosure Schedules and the Ancillary Agreements (including the Schedules and Exhibits attached hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter hereto and thereto, and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereto and thereto.

Section 10.17    Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect, impair or invalidate any other term, provision or condition of this Agreement so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 10.18    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONFIDENTIALITY AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.19    No Other Representations.

(a)    NONE OF SELLERS NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, MANAGERS, TRUSTEES OR EQUITY HOLDERS, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO ANY SELLER, THE COMPANY, THE BUSINESS OF THE COMPANY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR ARTICLE 4, IN EACH CASE, AS MODIFIED BY THE DISCLOSURE SCHEDULES OR ANY OTHER CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY SELLERS PURSUANT TO THIS AGREEMENT. NEITHER PURCHASER NOR ANY OF ITS REPRESENTATIVES, AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, MANAGERS, TRUSTEES OR EQUITY HOLDERS HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PURCHASER OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 5, IN EACH CASE, AS MODIFIED BY ANY CERTIFICATE OR INSTRUMENT DELIVERED BY PURCHASER PURSUANT TO THIS AGREEMENT.

(b)    It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available to Purchaser or its Affiliates or their respective representatives by the Company, Sellers or their respective representatives, agents, employees, officers, directors, managers, trustees or equity holders are not and shall not be deemed to be or to include representations or warranties of the Company or Sellers, and are not and shall not be deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby, in each case except for the representations and warranties set forth in ARTICLE 3 and ARTICLE 4, in each case as modified by the Disclosure Schedules. Except for the specific representations and warranties expressly made by Sellers in ARTICLE 3 and ARTICLE 4, in each case as modified by the Disclosure Schedules: (i) Purchaser acknowledges and agrees that Sellers are not making and have not made any representation or warranty, express or implied, at law or in equity, in respect of (A) Sellers, the Company or the business of the Company; (B) the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Sellers or the Company; (C) the nature or extent of any Liabilities of Sellers, the Company or the business of the Company; (D) the effectiveness or the success of any operations; or (E) the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings or other information (financial or otherwise) regarding Sellers, the Company or the business of the Company furnished to Purchaser or its representatives or made available to Purchaser and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Sellers have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. Notwithstanding the foregoing, nothing in this Section 10.19 shall limit or restrict, or shall be construed or deemed to limit or restrict, or be used as a defense against, or waive or limit in any manner Purchaser’s rights or remedies in the event of fraud.

Section 10.20    Waiver of Conflicts; Privilege.

(a)    Each of the parties hereto acknowledges and agrees that Bennett Tueller Johnson & Deere, LLC (“BTJD”) has acted as counsel to Sellers in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b)    Purchaser hereby consents and agrees to, and agrees to cause the Company to consent and agree to, BTJD representing any of Sellers after the Closing with respect to disputes concerning the transactions contemplated hereby, including with respect to such disputes in which the interests of a Seller may be directly adverse to Purchaser and its Affiliates (including the Company).

(c)    In connection with the foregoing, Purchaser hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with BTJD’s representation of Sellers after the Closing with respect to such disputes.

(d)    Purchaser agrees, on behalf of itself, its Affiliates and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of BTJD, the Company, any of Sellers, or any of their respective directors, managers, officers, employees, equity holders, agents or other representatives that directly relate to the negotiation, documentation and consummation of the transactions contemplated hereby or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned by Sellers and shall not pass to or be claimed by Purchaser or the Company. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sellers and shall not pass to or be claimed by Purchaser or the Company.

(e)    Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Company on the one hand, and a third party other than any Seller, on the other hand, Purchaser or the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Purchaser or the Company may waive such privilege without the prior written consent of Seller Representative. In the event that Purchaser or the Company is legally required by a Governmental Authority to access or obtain a copy of all or a portion of the Deal Communications, Purchaser (i) shall, to the extent legally permissible, reasonably promptly notify Seller Representative in writing (including by making specific reference to this Section 10.20), (ii) agrees that Seller Representative can seek a protective order, and (iii) agrees to use, at Principal Seller’s sole cost and expense, commercially reasonable efforts to assist therewith.

(f)    To the extent that files or other materials maintained by BTJD in relation hereto constitute property of its clients, only Sellers shall hold such property rights and BTJD shall have no duty to reveal or disclose any such files or other materials or any Deal Communications by reason of any attorney-client relationship between BTJD, on the one hand, and the Company, on the other hand.

(g)    It shall not be a breach of any provision of this Agreement if prior to the Closing, Sellers or the Company, or any of their respective directors, managers, officers, employees, agents or other representatives take any action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Deal Communications, including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized persons as of the day and year first above written.

PURCHASER:

SUNPOWER CORPORATION

By:	/S/ Peter Faricy
Name:	Peter Faricy
Title:	Chief Executive Officer

FALCON ACQUISITION HOLDCO, INC

By:	/S/ Manavendra Sial
Name:	Manavendra Sial
Title:	President

[Signature page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized persons as of the day and year first above written.

PRINCIPAL SELLERS:		CHARITABLE SELLER:

PETERSON PARTNERS VII, L.P.		THE CHURCH OF JESUS CHRIST OF
LATTER-DAY SAINTS
By:	Peterson Partners VII, LLC
Its:	General Partner
		By:	/S/ Greg N. Tarbet
By:	Peterson Partners, Inc.	Name:	Greg N. Tarbet
Its:	Manager	Title:	Authorized Representative

By:	/S/ Eric Noble
Eric Noble, Chief Financial Officer
	and Authorized Signatory	SELLER REPRESENTATIVE:

PETERSON PARTNERS VII, L.P.
THE KEY HOLE CANYON TRUST
		By:	Peterson Partners VII, LLC
		Its:	General Partner
By:	/S/ Jenny Lynn Lee
	Jenny Lynn Lee, Trustee	By:	Peterson Partners, Inc.
		Its:	Manager
THE SKEIN TRUST
		By:	/S/ Eric Noble
Eric Noble, Chief Financial Officer
By:	/S/ Michael R. Cahill		and Authorized Signatory
Michael R. Cahill, Trustee

THE GOSLING TRUST

By:	/S/ Michael R. Cahill
Michael R. Cahill, Trustee

/S/ Benjamin Peterson
BENJAMIN PETERSON

/S/ Jeffrey Lee
JEFFREY LEE

/S/ Michael Rands
MICHAEL RANDS
[Signature page to Securities Purchase Agreement]
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